Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-248485

prospectus supplement

(To prospectus dated September 14, 2020)

8,000,000 shares

Common Stock

Humanigen, Inc. is offering 8,000,000 shares of its common stock.

Our common stock is currently listed for quotation on the OTCQB Venture Market operated by OTC Markets Group, Inc. We completed a l-for-5 reverse stock split on September 11, 2020. Unless we indicate otherwise, all share and per share information presented as of June 30, 2020 in this prospectus supplement reflects the completion of the reverse stock split. Our historical financial statements incorporated by reference into this prospectus supplement do not reflect the reverse stock split. Our common stock currently is quoted on the OTCQB Venture Market under the symbol “HGEND”. On September 17, 2020, the last reported sale price per share of our common stock on the OTCQB Venture Market was $10.40.

We have received approval from The Nasdaq Stock Market, LLC to list our common stock on the Nasdaq Capital Market under the symbol “HGEN” subject to confirmation of the issuance of the shares in this offering.

	Per Share	Total
Public offering price	$8.50	$68,000,000
Underwriting discounts(1)	$0.51	$4,080,000
Proceeds to Humanigen, before expenses	$7.99	$63,920,000

(1)	The Company has agreed to reimburse the underwriters for certain expenses. See “Underwriting” beginning on page S-32 of this prospectus supplement.

We have granted the underwriters the right to purchase up to an additional 1,200,000 shares of common stock. The underwriters may exercise this right at any time within 30 days after the date of this prospectus supplement.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page S-13 of this prospectus supplement and in our filings with the Securities and Exchange Commission that are incorporated by reference in this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to purchasers on or about September 22, 2020.

J.P. Morgan	Jefferies

National Securities Corporation      Bryan, Garnier & Co.

H.C. Wainwright & Co.     Roth Capital Partners

September 17, 2020

Prospectus Supplement

Prospectus

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We and the underwriters have not authorized anyone to provide you with any information other than that contained in this prospectus supplement and the accompanying prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We and the underwriters take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus supplement and in the accompanying prospectus.

For investors outside the United States: We and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information from this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. It does not contain all of the information that may be important to you. We encourage you to carefully read this entire prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein or therein, especially the “Risk factors” section on page S-13 and the “Risk Factors” section in each of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, before making an investment decision. Unless the context otherwise requires, when we refer to “Humanigen,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Humanigen, Inc. and its subsidiaries on a consolidated basis. References to “you” refer to a prospective investor.

Overview

We are a clinical stage biopharmaceutical company, developing our immunology and immuno-oncology portfolio of monoclonal antibodies. We are focusing our efforts on the development of our lead product candidate, lenzilumab, our proprietary Humaneered® (“Humaneered”) anti-human granulocyte-macrophage colony-stimulating factor (“GM-CSF”) monoclonal antibody. Lenzilumab is a monoclonal antibody that has been proven in animal models to neutralize GM-CSF, a cytokine that we believe is of critical importance in the hyperinflammatory cascade, sometimes referred to as cytokine release syndrome (“CRS”) or cytokine storm, associated with COVID-19, chimeric antigen receptor T-cell (“CAR-T”) therapy and acute Graft versus Host Disease (“GvHD”) associated with bone marrow transplants. Lenzilumab binds to and neutralizes GM-CSF.

Lenzilumab is currently in a phase III registrational trial for severe and critical COVID-19 pneumonia, which could lead to our potential filing of an Emergency Use Authorization (“EUA”) application in Q4 2020, which, if approved, could allow us to begin limited commercialization pursuant to such EUA. Lenzilumab also is currently being studied in a multicenter phase Ib/II potential registrational trial in combination with Yescarta® (axicabtagene ciloleucel) to reduce CRS and neurotoxicity in patients with relapsed or refractory diffuse large B-cell lymphoma (“DLBCL”). The trial is being conducted in partnership with Kite Pharmaceuticals, Inc., a Gilead company (“Kite”), which markets Yescarta. We are also in the planning stages to conduct a Phase II/III trial for lenzilumab to treat patients who have undergone allogeneic hematopoietic stem cell therapy (“HSCT”) who are at high risk for acute GvHD. The trial is expected to be conducted by the IMPACT Partnership, a collection of stem cell transplant centers located in the United Kingdom.

Our proprietary and patented Humaneered technology platform is a method for converting existing antibodies (typically murine) into engineered, high-affinity human antibodies designed for therapeutic use, particularly for chronic conditions. We have developed or in-licensed targets or research antibodies, typically from academic institutions, and then applied our Humaneered technology to them. Lenzilumab and our other two product candidates, ifabotuzumab and HGEN005, are Humaneered antibodies. Our Humaneered antibodies are closer to human antibodies than chimeric or conventionally humanized antibodies and have a high affinity for their target but low immunogenicity. We believe our Humaneered antibodies offer additional advantages, such as lower likelihood to induce an inappropriate immune response when used chronically, high potency, and a slow off-rate.

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Our Clinical-Stage Product Candidate Pipeline

Lenzilumab in COVID-19

Clinical-Stage Pipeline: Non COVID-19

1 Phase III may not be necessary for approval in ZUMA-19; precedent is CAR-Ts to date have been approved on Phase II data.

2 UK

3 US, EU, Australia.

4 Australia

Published scientific evidence links GM-CSF expression to serious and potentially life-threatening outcomes in respiratory conditions such as COVID-19 pneumonia. Evidence also indicates a potential role of GM-CSF expression in serious and potentially life-threatening side-effects associated with CAR-T therapy, and reduced efficacy in CAR-T therapies approved by the US Food and Drug Administration (“FDA”). As a result, while we believe our leadership position in GM-CSF pathway science and cytokine storm presents us with a diverse set of development opportunities, we currently are focused on developing lenzilumab for three primary indications:

•	As a therapy treating severe and critical hospitalized patients with confirmed COVID-19 pneumonia, which is the majority of hospitalized patients who are hypoxic and not yet on invasive mechanical ventilation (“IMV”);
•	As a prophylactic therapy ahead of CAR-T administration in CD19 targeted CAR-T therapies; and
•	As an early treatment or potential prophylaxis for acute GvHD following HSCT in high and intermediate risk patients.

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In addition to these programs with lenzilumab, we are also exploring the effectiveness of our GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody, or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments to break the efficacy/toxicity linkage.

Our clinical-stage pipeline also comprises a further Phase I study with ifabotuzumab (“ifab”) in glioblastoma multiforme (“GBM”). The GBM study is nearly fully enrolled. We believe ifab may have potential in other solid cancers. We also have a focus on creating safer and more effective CAR-T therapies in hematologic malignancies and solid tumors via three key modalities:

•	Combining FDA-approved and development stage CAR-T therapies with lenzilumab;
•	Creating next-generation gene-edited CAR-T therapies using GM-CSF gene knockout technologies; and
•	Exploring the effectiveness of our GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments, including allogeneic HSCT.

These product candidates are in the early stage of development and will require substantial time, resources, research and development, and regulatory approval prior to commercialization. Furthermore, none of these product candidates have been approved for marketing and it may be years, if this occurs at all.

We believe that we have built an intellectual property position in the area of GM-CSF neutralization through multiple approaches and mechanisms, as they pertain to COVID-19, CAR-T, GvHD and multiple other oncology/transplantation, inflammation, fibrosis and autoimmune conditions which may be driven by GM-CSF.

Industry Overview and Market Opportunity

COVID-19

There are currently no products approved by the FDA for the prevention of CRS/cytokine storm associated with COVID-19. There are numerous products currently in development for COVID-19 which can be broadly categorized as direct-acting antivirals, immunomodulators, and other preventative strategies such as vaccines. In May 2020, remdesivir (VEKLURY®) (a direct-acting antiviral) received EUA by FDA for COVID-19 based on results from the NIAID sponsored ACTT-1 trial. In this trial, remdesivir demonstrated improvement in the primary endpoint of time to recovery, reducing this measurement by four days (11 days in the remdesivir cohort vs. 15 days in the placebo cohort). There was no difference in mortality between the remdesivir treated cohort and placebo. Other direct-acting antiviral agents such as lopinavir/ritonavir and hydroxychloroquine (with or without a macrolide antibiotic) have not demonstrated efficacy in multiple randomized controlled trials. In addition, no immunomodulator therapy has proven efficacy in a randomized, controlled clinical trial in the setting of COVID-19 and the two leading IL-6 inhibitors, Actemra (tocilizumab) and Kevzara (sarilumab) both recently failed to demonstrate efficacy in randomized, placebo-controlled studies in COVID-19 patients. Although steroids have demonstrated a mortality benefit in a randomized trial in the United Kingdom (RECOVERY Trial), the benefit of steroids appears to be in a subset of patients that are non-diabetic, have significantly elevated c-reactive protein (CRP) levels, and on invasive mechanical ventilation (IMV) prior to therapy.

We believe that, as an upstream regulator of cytokine storm, GM-CSF neutralization with lenzilumab may offer advantages over other immunomodulator strategies that either target other downstream cytokines such as IL-1, IL-6, CCR5, MCP-1, IP-10, TNF-α, or MIP-1α (the ligand for the CCR5 receptor) or are broadly immune-suppressive and target cytokine signaling pathways non-selectively through JAK inhibition or steroids which have well documented lympholytic properties. In addition, we believe, lenzilumab is the only immunomodulator that was in an active clinical trial in a non-COVID indication to prevent cytokine storm prior to embarking upon the Phase III COVID-19 trial. According to clintrials, lenzilumab is currently the only agent in an active Phase III trial targeting GM-CSF. In addition, lenzilumab may have additional benefits on T-cell function as demonstrated in preclinical models with CAR-T.

Lenzilumab is being studied in patients with confirmed COVID 19 infection and pneumonia who are hospitalized not requiring IMV and blood oxygen (Sp02) levels below 94%. We believe the market potential for lenzilumab to be significant as shown in the following graphic. According to the COVID Tracking Project, as of August 30, 2020, daily hospitalizations are approximately 1,000 new patients per day.

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CAR-T

Development and implementation of individualized treatments based on T-cell therapies has the potential to revolutionize the fight against cancer. Three CAR-T therapies have been approved by the FDA, Kite’s Yescarta, Tecartus and Novartis’s Kymriah, to treat forms of B-cell cancers such as various types of Non-Hodgkin Lymphoma (“NHL”), including DLBCL, mantle cell lymphoma and acute lymphoblastic leukemia (“ALL”) in patients that have failed two or more lines of systemic therapy. According to the Surveillance, Epidemiology, and End Results (“SEER”) program of the National Cancer Institute, it is estimated that nearly 20,000 patients per year in the U.S. will die from all forms of Non-Hodgkin Lymphoma, including patients with relapsed or refractory (r/r) B-cell NHL and ALL. Common side effects of CAR-T therapy include CRS and Neurologic Toxicities (NT). We believe agents that address the CRS and NT side effects of CAR-T therapies will greatly expand the use of CAR-T therapies.

The global CAR-T therapy market is projected to grow to greater than $2 billion in 2021, with continued growth up to $8.5 billion in 2028, according to ‘Evaluatepharma’.

GvHD

In addition to CAR-T therapy, we are advancing our platform for GM-CSF suppression for a broad range of other T-cell engaging therapies, including for the prevention and/or treatment of GvHD in patients undergoing allogeneic HSCT, which involves transferring stem cells from a healthy donor to the patient. Allogeneic HSCT has demonstrated effectiveness in treating hematological cancers, and as a result the overall number of allogeneic HSCT treatments continues to increase annually in the U.S. and in Europe. Unfortunately, many of these treatments lead to serious side-effects and have ample room for improved efficacy.

We believe that GM-CSF neutralization with lenzilumab has the potential to prevent or reduce GvHD without compromising, and potentially improving, the beneficial graft-versus-leukemia (“GvL”) effect in patients undergoing allogeneic HSCT, thereby making allogeneic HSCT safer. Allogeneic HSCT is a potentially curative therapy for patients with hematological cancers. Although a potentially life-saving treatment for patients suffering from hematological cancers, between 40-60% of patients receiving HSCT treatments experience acute or chronic GvHD, which together carries a 50% mortality rate. After being transplanted into the patient, donor-derived T cells are responsible for mediating the beneficial GvL effect. In many cases, however, donor-derived T cells that remain within the graft itself have also been linked to destruction of healthy tissue in the patient (the host), with particular risk of destroying cells in the patient’s skin, gut, and liver, resulting in GvHD. Although depleting donor grafts of T cells can prevent or reduce the risk of GvHD, this results in a reduced GvL effect, thereby having a detrimental impact on the efficacy of the allogeneic HSCT treatment itself and leading to increased relapse rates. We expect that the use of allogeneic HSCT may be hampered by GvHD complications. A recent study published in ‘blood advances’ an official journal of the American Society of Hematology, suggests that neutralizing or blocking GM-CSF may limit or prevent GvHD in the gastrointestinal tract (Gartlan, K., et al, October 8, 2019, vol 3, no.19).

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There are currently no FDA-approved agents for the prevention of GvHD, and there is a significant unmet medical need for an agent that can uncouple the beneficial GvL effect from harmful GvHD. At this time, pre-conditioning regimens for HSCT treatments vary significantly by treatment centers, including by unapproved, or “off-label”, use of agents that have been approved by the FDA for other uses only. We believe there to be a significant unmet medical need and lenzilumab, if proven to be able to prevent GvHD in allogeneic HSCTs, may offer a solution.

Our Lenzilumab Development Program

COVID-19

We are currently enrolling patients in a Phase III multi-center, randomized, placebo-controlled, double-blinded, clinical trial in the setting of COVID-19. The Phase III trial will assess the safety and efficacy of lenzilumab in improving time to recovery and reducing severe outcomes in hospitalized adult patients with confirmed severe or critical COVID-19 pneumonia and may serve as the basis for EUA and/or submission of a Biologics License Application (“BLA”) for approval of lenzilumab for COVID-19 pneumonia. The first patient was dosed in May 2020. There are currently 17 clinical sites across the US and we are targeting 12 clinical sites in Brazil.

In April 2020, Lenzilumab was granted emergency single use Investigational New Drug Application (“IND”) authorization from FDA (often referred to as compassionate use) to treat patients with COVID-19. On June 15, 2020, we announced that Mayo Clinic published data derived from the compassionate use of lenzilumab in the treatment of 12 patients hospitalized in the Mayo Clinic system. Under applicable FDA rules, a patient cannot receive a compassionate use drug unless FDA has issued an individual patient emergency IND authorization, which the Mayo Clinic requested from FDA prior to each individual patient dosing of lenzilumab. Accordingly, there was no randomized control group in the Mayo Clinic program and, instead, a contemporaneous group of patients at the same centers treated with standard of care acted as matched controls. We did not pre-select patients to receive lenzilumab through the compassionate use program and did not deny any requests for compassionate use. Mayo Clinic clinicians solely determined which patients for which they would request emergency IND authorization from the FDA. As discussed below the results of the compassionate use lenzilumab compared to the control group were recently published in the Mayo Clinic Proceedings.

The patients receiving lenzilumab had severe or critical pneumonia as a result of COVID-19. They were also viewed as being at high risk of further disease progression. All patients required oxygen supplementation and had elevation in at least one inflammatory biomarker prior to receiving lenzilumab. All patients had at least one co-morbidity associated with poor outcomes in COVID-19 and several patients had multiple co-morbidities.

On September 1, 2020, we announced that Mayo Clinic Proceedings, a premier peer-reviewed journal, had published a manuscript reporting the first case-control data of lenzilumab in COVID-19 patients, demonstrating an 80% reduction in relative risk of invasive mechanical ventilation (“IMV”) and/or death for patients treated with lenzilumab compared to the matched control group. Control patients were identified from an electronic registry of COVID-19 patients in the same centers as cases and matched for age, sex, disease severity, and baseline oxygen requirements. At the time of selection, the clinical outcomes for the matched control patients were not known.

The study involved a total of 39 patients, 12 treated with lenzilumab, and 27 contemporaneous matched control patients who received standard of care treatment. Lenzilumab treatment was associated with a reduction in risk of progression to IMV and/or death compared to matched controls (8% vs. 41%, p=0.07). Median time to a 2-point clinical improvement on the 8-point hospital ordinal scale was five days versus 11 days in the control arm (p=0.006). Ventilator-free survival favored lenzilumab versus controls (p=0.06) Median time to resolution of acute respiratory distress syndrome (ARDS) was one day in the lenzilumab treatment arm versus eight days in the control group (p<0.001). Mean SpO2/FiO2 ratios post-therapy were significantly improved in the lenzilumab patients versus controls (p<0.001). Patients treated with lenzilumab were discharged in a median of five days versus 11 days in the control arm (p=0.008).

Lenzilumab treatment was also associated with a significant reduction in the inflammatory marker CRP relative to the control group (p=0.01) and an improvement in lymphocyte counts relative to the control group (p=0.04). There were no treatment-emergent adverse events attributable to lenzilumab.

The data from the case-control study suggest that GM-CSF neutralization with lenzilumab may have an effect through a dual mechanism of action to restore balance to dysregulated immune response induced by SARS-CoV-2 by suppressing myeloid inflammatory response and improving T-cell counts thought to be responsible for viral clearance.

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Table 1. Demographics and baseline characteristics
Characteristic	Lenzilumab group (n=12)	Control group (n=27)	P-value
Age, y	65 (52-70)	68 (61-76)	.25
Male	8 (67%)	19 (70%)	> .99
Female	4 (33%)	8 (30%)	> .99
Race
White	9 (75%)	17 (63%)	.79
Asian	2 (17%)	5 (19%)	> .99
American Indian/Native American	1 (8%)	0 (0%)	.36
Comorbidities
Diabetes mellitus	7 (58%)	14 (52%)	> .99
Hypertension	7 (58%)	na	na
Obesity (BMI > 30)	6 (50%)	9 (33%)	.54
Coronary artery disease	2 (17%)	4 (15%)	> .99
Kidney transplantation	1 (8%)	na	na
Obstructive lung disease	4 (33%)	na	na
Chronic obstructive pulmonary disease	2 (17%)	11 (41%)	.47
Reactive airway disease	1 (8%)	na	na
Temperature (degrees Celsius)	38 (37.25-38.5)	37.5 (37.1-38.4)	.76
Inflammatory markers before treatment
CRP (<= 8.0 mg/L)	103.2 (52.7-159.9)	74.4 (42.2-131.5)	.25
Ferritin (24-336mcg/L)	596.0 (358.3-709.0)	673.0 (406.8-1012.8)	.75
IL-6 (<= 1.8 pg/mL)	30.95 (24.18-34.05)	29.20 (13.55-40.70)	.87
D-dimer (<=500 ng/mL)	829 (513.5-1298.5)	916.0 (585.0-1299.0)	.84
Lymphocyte count before treatment (0.95-3.07x10^9/L)	0.75 (0.55-1.04)	0.76 (0.59-1.01)	.91
Oxygen therapy before treatment
Nasal cannula (=4 clinical ordinal endpoint scale)	8 (67%)	20 (74%)	> .99
High-flow oxygen/NIPPV (=3 clinical ordinal endpoint scale)	4 (33%)	7 (26%)	.73
Invasive ventilation (=2 clinical ordinal endpoint scale)	0 (0%)	0 (0%)	> .99
SpO2/FiO2 before treatment	280.9 (252.5-317.9)	289.1 (254.9-342.0)	.98

Table 2. Clinical Outcomes	Lenzilumab group (n=12)	Control group (n=27)	P-value
Incidence of clinical improvement	11 (92%)	22 (81%)	.43
Days to clinical improvement	5 (1 - 14)	11 (4 - 42)	.006
Days to discharge from hospital	5 (3-19)	11 (4 - 42)	.008
Mean temperature reduction	1.075	0.459	.02
Days to resolution of fever	2 (1-6)	1 (1-3)	.22
Incidence of IMV	1 (8%)	10 (37%)	.10
Incidence of death	1 (8%)	5 (19%)	.43
Incidence of IMV and/or death	1 (8%)	11 (41%)	.07

Table 3. Laboratory Markers	Lenzilumab group (n=12)	Control group (n=27)	P-value
CRP reduction	135.8	-0.95	.01
IL-6 reduction	20.1	na	na
ALC increase	0.46 x 10^9/L	0.03 x 10^9/L	.04
PLT increase	52.5	63.2	.61

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On July 27, 2020, we announced that the National Institute of Allergy and Infectious Diseases (“NIAID”), a part of the National Institutes of Health (“NIH”), which is part of the United States Government Department of Health and Human Services (“HHS”) as represented by the Division of Microbiology and Infectious Diseases (“DMID”), in partnership with Humanigen have executed a clinical trial agreement for lenzilumab as an agent to be evaluated in the NIAID-sponsored Big Effect Trial (“BET”) in hospitalized patients with COVID-19. BET will help advance NIAID’s strategic plan for COVID-19 research, which includes conducting studies to advance high-priority therapeutic candidates. Identification of agents with novel mechanisms of action for therapy is a strategic priority.

This trial builds on initial data from NIAID’s Adaptive COVID-19 Treatment Trial (ACTT-1) that demonstrated Gilead’s investigational antiviral, remdesivir, may improve time to recovery in hospitalized patients with COVID-19. BET will evaluate the combination of lenzilumab and remdesivir on treatment outcomes versus placebo and remdesivir in hospitalized COVID-19 patients. Given the differing mechanisms of action, lenzilumab and remdesivir may be synergistic. We believe that, if the BET is successful, lenzilumab may become part of an antiviral “cocktail” approach in combination with remdesivir that could be used treat hospitalized patients with COVID-19. The trial is expected to enroll 100 patients in each arm of the study with an interim analysis for efficacy after 50 patients have been enrolled in each arm. According to Genetic Engineering News, NIAID has awarded contracts totaling approximately $26 million to support the BET. Site selection for the BET is currently underway, and we anticipate minimal overlap with the sites conducting our Phase III trial. The first patient is expected to be dosed in September 2020.

With data from the BET and our ongoing Phase III study, including the component being conducted in Brazil, we expect to have data from approximately 500 hospitalized COVID-19 patients.

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We believe that the ongoing Phase III study has the potential to serve as a basis for lenzilumab to receive EUA from FDA. The FDA’s authority to grant EUAs emanates from the Pandemic and All Hazards Preparedness Reauthorization Act of 2013, which authorizes and enhances FDA’s ability to support emergency preparedness and foster the development and availability of medicinal products (drugs, biologics and medical devices) for use in emergencies. EUAs permit marketing and use of medicinal products in response to declared, public health emergencies before the products are approved by FDA under the Food, Drug, & Cosmetic Act. FDA, however, holds authority to limit, restrict or condition the amount of promotional activity that accompanies EUA-approved medicinal products. An EUA, if issued in respect of lenzilumab, would be temporary; if an EUA were issued, that would not take the place of our need to complete the formal BLA submission, review and approval process.

On September 10, 2020, the independent data safety monitoring board (“DSMB”) responsible for analyzing the data generated by the Phase III study met to review the trial data for safety, futility, and sample size re-estimation after 50% of the expected events occurred. An event, per the primary endpoint of the trial is a recovery (defined as discharge from the hospital or a patient that is no longer receiving medical care for COVID-19). The DSMB unanimously recommended that the trial continue according to the existing trial protocol without modification.

We recently announced that the Brazilian Health Regulatory Agency, Anvisa, has granted permission to commence the Phase III study of lenzilumab in patients with COVID-19. Brazil has the third highest reported rates of COVID-19 infection in the world, following only the US and India. As of September 6, 2020, more than 4 million cases of COVID-19 had been confirmed in Brazil, causing more than 125,000 deaths. The expansion of the phase III study, which we expect will be conducted in a target of 12 sites located in current hot spots in Brazil, will follow the same protocol approved by FDA – a multicenter, randomized, placebo-controlled, double-blinded clinical trial focused on hospitalized severe and critical adult COVID-19 patients at high risk of disease progression. Data generated from patients in Brazil will be aggregated with that generated from patients in the US. We expect the first patient to be dosed in Brazil in September 2020, and currently expect that we will complete enrollment of the 300 patients in total from sites in the US and Brazil by the end of September 2020. Topline data is expected to be available in Q4 2020.

Based on the promising data generated from the Mayo Clinic case-control study, we are actively pursuing the commercial preparation of lenzilumab in the event we receive EUA for COVID-19 patients from FDA. We believe we may be able to apply for an EUA before the end of 2020 and for a BLA in 2021. To that end, we have undertaken significant efforts and expended resource to secure US-based production capacity to meet anticipated demand, including through the expansion of capacity offered by Catalent Biologics and the addition of Lonza.

CAR-T Therapies

Our current clinical and regulatory development plan in the CAR-T setting is focused on a collaboration agreement we executed with Kite in May 2019, which we refer to as the “Kite Agreement”. Pursuant to the Kite Agreement, the parties have agreed to conduct and are currently enrolling patients in a multi-center Phase Ib/II study (“ZUMA-19”) of lenzilumab with Kite’s YESCARTA in patients with relapsed or refractory B-cell lymphoma, including DLBCL. Kite is the sponsor of ZUMA-19 and is responsible for its conduct. The primary objective of ZUMA-19 is to determine the effect of lenzilumab on the safety of YESCARTA. In addition, efficacy and healthcare resource utilization will be assessed. On June 30, 2020, we announced that the first patient had been infused with lenzilumab and YESCARTA in the ZUMA-19 study.

Kite’s YESCARTA is one of three CAR-T therapies that have been approved by FDA and is the leading CAR-T by revenue. We believe our collaboration with Kite is the only current clinical collaboration that is enrolling patients with the potential to improve both the safety and efficacy of CAR-T therapy. The Kite Agreement is non-exclusive. Depending upon FDA feedback, we believe that the results from the ZUMA-19 trial may serve as the basis for registration for lenzilumab in the CAR-T setting.

GvHD

We are collaborating with IMPACT, a clinical trial partnership of 23 transplant centers in the United Kingdom, in planning a potential randomized, placebo controlled, double-blind, Phase II/III study focused on early intervention with lenzilumab in patients at high risk or intermediate risk for steroid refractory acute GvHD based on the Mt. Sinai acute GvHD international consortium (MAGIC) biomarkers.  The goal of the trial, as it is currently contemplated, would be to determine the efficacy and safety of lenzilumab in reducing non-relapse mortality at six months.

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Corporate Information

We were incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001. We completed our initial public offering in January 2013. Effective August 7, 2017, we changed our legal name to Humanigen, Inc. On September 11, 2020, we effected a one share-for-five share reverse split of our common stock. Our historical financial statements do not reflect our one share-for-five share reverse split. We maintain a website at www.humanigen.com where you may obtain copies of our reports, information and proxy statements and other filings with the SEC as soon as they are filed. Information contained on our website is not part of this prospectus supplement, and the inclusion of our website address in this prospectus is intended to be an inactive textual reference only. The address of our executive office is 533 Airport Boulevard, Suite 400 Burlingame, CA 94010, and our telephone number is (650) 243-3100.

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THE OFFERING

Common stock offered by us	8,000,000 shares.

Common stock to be outstanding immediately following this offering	50,187,930 shares.

Option to purchase additional shares	The underwriters have an option for a period of 30 days to purchase from us up to an additional 1,200,000 shares of our common stock.

Use of proceeds	We expect to use the net proceeds from this offering principally to fund our clinical development, manufacturing and distribution of lenzilumab in anticipation of its potential commercialization for use in patients with COVID-19 pneumonia. See “Use of Proceeds” for more information.

Risk factors	See “Risk Factors” on page S-13 and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, each as incorporated by reference into this prospectus supplement before deciding to invest in shares of our common stock

Nasdaq Capital Market trading symbol	“HGEN”

The number of common shares to be outstanding upon completion of this offering is based on 42,187,930 shares of common stock outstanding as of September 14, 2020. The number of shares of our common stock to be outstanding after this offering excludes:

•	3,090,863 shares of common stock issuable upon exercise of outstanding stock options, at a weighted-average exercise price of $4.69 per share;
•	7,000,000 shares of common stock available for future issuance under our 2020 Omnibus Incentive Compensation Plan; and
•	288,238 shares of common stock issuable upon exercise of outstanding warrants, at a weighted average exercise price of $16.06 per share.

Unless otherwise indicated, this prospectus supplement reflects and assumes the following:

•	Completion, as of June 30, 2020, of the one share-for-five share reverse split of our common stock, which was completed on September 11, 2020;
•	no exercise of outstanding stock options or warrants described above; and
•	no exercise by the underwriters of their option to purchase additional shares.

Summary Consolidated Financial Data

The summary consolidated financial data for the fiscal years ended December 31, 2019 and 2018 is derived from our audited consolidated financial information included in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated herein by reference. The summary consolidated financial data for the six months ended June 30, 2020 and 2019 and as of June 30, 2020 is derived from our unaudited financial information included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is incorporated herein by reference. Our unaudited financial statements have been prepared on the same basis as our audited financial statements, and in management’s opinion, the unaudited financial data described above includes only normal recurring adjustments necessary for a fair presentation of financial condition and results of operations. Results for the six months ended June 30, 2020 are not necessarily indicative of results for the full year or any future period.

S-10

You should read the summary consolidated financial data in conjunction with our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement, and the information set forth under the heading “Risk Factors” beginning on page S-13 and in the “Risk Factors” section in each of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which are incorporated herein by reference.

Statement of Operations Data:

	Six Months Ended June 30,		Twelve Months Ended December 31,
	2020	2019	2019	2018
	(in thousands, except share and per share amounts)
	(Unaudited)	(Unaudited)
Operating expenses:
Research and development	$21,802	$1,593	$2,616	$2,219
General and administrative	3,354	3,625	6,328	9,112
Total operating expenses	25,156	5,218	8,944	11,331

Loss from operations	(25,156)	(5,218)	(8,944)	(11,331)

Other expense:
Interest expense	(1,333)	(660)	(1,349)	(852)
Other income (expense), net	-	(1)	(1)	324
Reorganization items, net	-		-	(145)
Net loss	$(26,489)	$(5,879)	$(10,294)	$(12,004)

Basic and diluted net loss per common share	$(1.00)	$(0.27)	$(0.46)	$(0.63)

Weighted average common shares outstanding used to calculate basic and diluted net loss per common share	26,538,338	22,112,132	22,361,250	18,951,275

S-11

Balance Sheet Data:

June 30, 2020
(in thousands, except share data)
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$41,729
Prepaid expenses and other current assets	770
Total current assets	42,499

Restricted cash	70
Total assets	$42,569

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,110
Accrued expenses	8,850
Notes payable to vendors	8
Total current liabilities	10,968
Convertible notes - non current	-
Total liabilities	10,968

Stockholders’ equity:
Common stock, $0.001 par value: 225,000,000 shares authorized at
June 30, 2020; 41,974,915 issued and outstanding at June 30, 2020	42
Additional paid-in capital	342,943
Accumulated deficit	(311,384)
Total stockholders’ equity	31,601
Total liabilities and stockholders’ equity	$42,569

S-12

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 together with all of the other information contained in this prospectus supplement, the accompanying prospectus and in our filings with the Securities and Exchange Commission, or SEC, that we have incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, our business, prospects, operating results and financial condition could suffer materially. In such event, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to Our Common Stock and this Offering

Even after our common stock is listed on the Nasdaq Capital Market, there can be no assurance that an active trading market for our common stock will develop or be sustained, and the Nasdaq Capital Market may subsequently delist our common stock if we fail to comply with ongoing listing standards.

The Nasdaq Capital Market’s rules for listed companies will require us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our common stock. In connection with our initial listing application, we have represented to Nasdaq that we will, following successful completion of this offering as described under “Use of proceeds” elsewhere in this prospectus supplement, have sufficient funding to continue as a going concern. In addition, to satisfy the initial listing standards for the Nasdaq Capital Market, we have had to execute a reverse stock split. In addition to specific listing and maintenance standards, the Nasdaq Capital Market will have broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

As a listed company, we will be required to meet the continued listing requirements applicable to all Nasdaq Capital Market companies. If we fail to meet those standards, as applied by Nasdaq in its discretion, our common stock may be subject to delisting. We intend to take all commercially reasonable actions to maintain our Nasdaq listing if attained. If our common stock is delisted in the future, it is not likely that we will be able to list our common stock on another national securities exchange and, as a result, we expect our securities would be quoted on an over-the-counter market; however, if this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our common stock and reduced liquidity for the trading of our securities. In addition, in the event of such delisting, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our common stock will be listed on Nasdaq, our common stock will qualify as covered securities under the statute. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not qualify as covered securities under the statute and we would be subject to regulation in each state in which we offer our securities.

Further, there can be no assurance that an active trading market for our common stock will develop or be sustained after our initial listing on the Nasdaq Capital Market.

You will experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase. You may also experience future dilution as a result of future equity offerings.

The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock before giving effect to this offering. Accordingly, if you purchase our common stock in this offering, you will incur immediate and substantial dilution of approximately $6.60 per share, representing the difference between the public offering price of $8.50 per share, and $1.90, our as adjusted net tangible book value as of June 30, 2020. Furthermore, if outstanding options or warrants are exercised, or we elect to grant new awards under our 2020 Omnibus Incentive Compensation Plan, you could experience further dilution.

S-13

In addition, to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. In the event that we make additional issuances of common stock or other convertible or exchangeable securities, you could experience additional dilution. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase shares of common stock in this offering. The price per share at which we sell additional shares of our common stock or securities convertible into common stock in future transactions may be higher or lower than the price per share in this offering.

After this offering, our executive officers, directors and principal stockholders, if they choose to act together, will continue to have the ability to significantly influence all matters submitted to stockholders for approval, and this concentration of ownership may contribute to volatility in our stock price.

We have a relatively small public float due to the ownership percentage of our executive officers and directors, and greater than 5% stockholders.  Upon the closing of this offering, assuming the sale by us of 8,000,000 shares of common stock in this offering (or 9,200,000 shares if the underwriters exercise their option to purchase additional shares in full), our executive officers and directors and principal stockholders in the aggregate, are expected to beneficially own approximately 62.2% of our common stock (or approximately 60.8% if the underwriters exercise their option to purchase additional shares in full). Some of these persons or entities may have interests that are different from our other stockholders, which could prevent or discourage unsolicited acquisition proposals or offers for our common stock that may be in the best interest of our other stockholders. This may also adversely affect the trading price of our common stock because investors may perceive disadvantages in owning stock in companies with a significant concentration of ownership.

As a result of our small public float, our common stock may be less liquid, experience reduced daily trading volume and have greater stock price volatility than the common stock of companies with broader public ownership. In addition, the trading of a relatively small volume of shares of our common stock may result in significant volatility in our stock price. If and to the extent ownership of our common stock becomes more concentrated, whether due to increased ownership by our directors and executive officers or other principal stockholders, or other factors, our public float would further decrease, which in turn would likely result in increased stock price volatility.

Additionally, because a large amount of our stock is closely held, we may experience low trading volume or large fluctuations in share price and volume due to sales by our principal stockholders. If our existing stockholders, particularly our directors, executive officers and the holders of more than 5% of our common stock, or their affiliates or associates, sell substantial amounts of our common stock in the public market, or are perceived by the public market as intending to sell substantial amounts of our common stock, the trading price of our common stock could decline significantly.

In conjunction with this proposed offering, our directors, executive officers, and their affiliates, which collectively beneficially owned approximately 37.5% of our common stock as of September 14, 2020, entered into lock-up agreements pursuant to which they have agreed to, among other things, not sell their shares of common stock or any securities convertible into or exercisable or exchangeable for common stock until 90 days after the completion of this offering. Such lock-up restrictions may be waived, with or without notice, and at the sole discretion of J.P. Morgan Securities LLC and Jefferies LLC. In addition, another beneficial owner previously entered into a similar lock-up agreement, covering approximately 14.2% of our outstanding common stock, which will expire on or about November 28, 2020. The lock-up restriction in that agreement may be waived, with or without notice, at the sole discretion of J.P. Morgan Securities LLC. Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of restrictions in the lock-up agreements, could cause the market price of our common stock to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

S-14

A significant portion of our total outstanding shares are eligible to be sold into the market. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

The shares of common stock sold in this offering may be resold in the public market at any time. In addition, sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares of common stock intend to sell shares, could reduce the market price of our common stock. In addition, pursuant to a resale registration statement that was declared effective in August 2020, up to 16,515,716 shares of common stock may be resold in the public market in the future by the selling stockholders named in the prospectus. Moreover, holders of a substantial number of shares of our common stock have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

We also have registered or plan to register all shares of common stock that we may issue under our equity compensation plans or that are issuable upon exercise of outstanding options. These shares can be freely sold in the public market upon issuance and once vested, subject to volume limitations applicable to affiliates. If any of these additional shares are sold, or if it is perceived that they will be sold, in the public market, the market price of our common stock could decline.

Further, certain shares of our common stock that are currently outstanding but have not been registered for resale may currently be sold under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act of 1933, as amended. Sales of a substantial number of these shares in the public market following this offering, or the perception that those sales may occur, could cause the market price of our common stock to decline.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of proceeds from this offering, and we could spend the proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We intend to use the net proceeds from this offering primarily to fund our efforts to further develop, manufacture, distribute and support the potential commercial launch of lenzilumab for patients with COVID-19 pneumonia and for other general corporate purposes. However, our use of these proceeds may differ substantially from our current plans. If, ultimately, we do not utilize the proceeds of this offering in manners that results in positive developments for lenzilumab, or otherwise do not yield a significant return or any return to our stockholders, our stock price may decline.

Our auditor has expressed substantial doubt about our ability to continue as a going concern and absent our ability to complete this offering or raise additional funds, we may be unable to remain a going concern.

The Report of Independent Registered Public Accounting Firm at the beginning of the Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data” of our Annual Report on Form 10-K includes an explanatory paragraph about our ability to continue as a going concern. Each of our Consolidated Financial Statements for the year ended December 31, 2019 and our Condensed Consolidated Financial Statements for the three and six months ended June 30, 2020 were prepared on the basis of a going concern, which contemplates that as of such date we will be able to realize our assets and discharge liabilities in the normal course of business. We have incurred net losses since inception and have negative operating cash flows. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

S-15

Considering our cash resources and our current and expected levels of operating expenses as we seek to further develop, manufacture, distribute and support the potential commercial launch of lenzilumab for patients with COVID-19 and pursue our other clinical development programs, our ability to continue as a going concern will require us to obtain additional funding from this offering or otherwise. We believe that the net proceeds from this offering, together with projected revenues from the sale of lenzilumab under an EUA, will be sufficient to fund our planned operations and capital expenditure requirements for at least 12 months. This evaluation is based on relevant conditions and events that are currently known or reasonably knowable. As a result, we could deplete our available capital resources sooner than we currently expect, and a delay in obtaining an EUA could further constrain our cash resources. We have based these estimates on assumptions that may prove to be wrong, and our operating projections, including our projected net revenue following the potential receipt of an EUA for lenzilumab in COVID-19 patients, may change as a result of many factors currently unknown to us. If we are unable to raise additional capital when needed or on acceptable terms, we would be forced to delay, reduce or eliminate our research and development programs and commercialization efforts. In addition, the presence of the explanatory paragraph about our ability to continue as a going concern in our financial statements, could also make it more difficult to raise the capital necessary to address our current needs.

We will need to obtain additional financing to fund our operations and, if we are unable to obtain such financing, we may be unable to complete the development and commercialization of our product candidates.

Even after completion of this offering, we expect we will need to obtain additional financing to fund our future operations, including for the development, manufacturing, distribution and commercialization of lenzilumab for patients with COVID-19 pneumonia and other indications including CRS and GvHD and our other product candidates. We may need to obtain additional financing to conduct additional trials for the approval of our product candidates if requested by regulatory authorities in the US and other countries, and to complete the development of any additional product candidates we own or might acquire. Moreover, our fixed expenses such as salaries, committed payments to our contract manufacturers, and other contractual commitments, including those to our clinical research organization (CRO) for the Phase III COVID study and for our other research and clinical collaborations, are substantial and are expected to increase in the future. Our need to raise funds will depend on a number of factors, including our ability to establish additional relationships for the manufacture of lenzilumab and our ability to commence commercialization and begin generating revenues from product sales if lenzilumab were to be issued an EUA and eventually approval under a BLA.

Until we can generate a sufficient amount of revenue, we may finance future cash needs through public or private equity offerings, license agreements, grant financing and support from governmental agencies, convertible debt, other debt financings, collaborations, strategic alliances and marketing, supply, distribution or licensing arrangements. Additional funds may not be available when we need them on terms that are acceptable to us, or at all. If adequate funds are not available, we may be required to delay or reduce the scope of or eliminate one or more of our research or development programs, our commercialization efforts or our manufacturing commitments and capacity. We may seek to access the public or private capital markets whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. In addition, if we raise additional funds through collaborations, strategic alliances or marketing, supply, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us.

Risks Related to the Development, Manufacturing, Distribution of, and Commercialization Efforts for, Lenzilumab in COVID-19

We face risks related to the development, manufacturing and distribution of lenzilumab as a treatment for COVID-19, which has not been granted an EUA or approved by FDA and has not been proven through a randomized double-blind placebo clinical trial to be safe or effective for any use.

We are currently enrolling patients in a Phase III multi-center, randomized, placebo-controlled, double-blinded, clinical trial of lenzilumab as a potential treatment for COVID-19 pneumonia. However, there is no assurance of favorable results from our on-going clinical trial, or future clinical trials including the NIH sponsored Big Effect Trial (BET), or that our on-going Phase III clinical trial will be completed in the currently anticipated timeline or at all. It is also possible that FDA and other regulatory authorities may not grant an EUA or subsequently approve lenzilumab for the treatment of COVID-19 pneumonia, or that any such EUA or approval, if granted, may have significant limitations on its use. The successful development and widespread uptake of a safe, effective, scalable and affordable vaccine also could have a negative impact on the demand for lenzilumab over the long term, even if an EUA or approval were issued. As a result, we may never successfully commercialize lenzilumab in COVID-19 or realize a return on our significant investment in the development, supply, and commercialization of lenzilumab for this purpose.

S-16

Furthermore, even if an EUA were granted to permit lenzilumab to be commercialized for use in the treatment of COVID-19 pneumonia, the authorization would be temporary and might be expressly conditioned or limited by FDA. An EUA does not take the place of the formal BLA submission, review and approval process. While there are ongoing clinical trials to evaluate the safety clinical profile and the efficacy of lenzilumab, there is no assurance of favorable results from any ongoing or future clinical trials, or that one or more of such trials will be completed in the currently anticipated timelines or at all. It is also possible that FDA and other regulatory authorities may not approve lenzilumab for the treatment of COVID-19, or that any marketing approvals, if granted, may have significant limitations on its use. Further, we may make a strategic decision to discontinue development of lenzilumab in this indication if other parties are successful in developing a more effective treatment for COVID-19. As a result, we may never successfully commercialize lenzilumab for use in COVID-19 patients.

Manufacturing problems at our third-party manufacturers and corporate partners could cause inventory shortages and delay or impair our ability to obtain an EUA or BLA or other regulatory approval or delay shipments of lenzilumab for commercial use, which may adversely affect our results of operations.

We believe that our ability to obtain an EUA and, ultimately, a BLA to permit lenzilumab to be used commercially for patients with COVID-19 pneumonia depends at least in part on our ability to demonstrate to FDA that we will be able to scale the manufacturing to produce a sufficient quantity of dosages to begin to address the potential demand for the product. We have contracted and expect to continue to contract with third-party manufacturer or corporate partners to produce lenzilumab. We depend on these third parties to perform the manufacturing of lenzilumab effectively, timely, and in compliance with Good Manufacturing Practices (“GMP”), which are extensive regulations governing manufacturing processes, stability testing, record keeping and quality standards as defined by FDA. Similar regulations are in effect in other jurisdictions.

Our third-party manufacturers and corporate partners are independent entities subject to their own unique operational and financial risks that are out of our control. If we or any of these third-party manufacturers or corporate partners fail to perform as required, this could cause delays in our clinical trials and applications for regulatory approval. Further, we may have to pay the costs of manufacturing any batch that fails to pass quality inspection or meet regulatory approval. In addition, we, our third-party manufacturers and our corporate partners may only be able to produce some of our products at one or a limited number of facilities and, therefore, we have limited manufacturing capacity for certain products, and we may not be able to locate additional or replacement facilities on a reasonable basis or at all. Our sales of such products could also be adversely impacted by our reliance on such limited number of facilities. To the extent these risks materialize and affect their performance obligations to us, our financial results may be adversely affected.

We may not be able to obtain materials or supplies necessary to conduct clinical trials or, following requisite regulatory authorizations or approvals, to manufacture and sell our products, which could limit our ability to generate revenues.

We need access to certain supplies and products to conduct our clinical trials and, if an EUA or BLA or other approval were to be received, to manufacture and sell our products. If we are unable to purchase sufficient quantities of these materials or find suitable alternative materials in a timely manner, our development efforts for our product candidates may be delayed or our ability to manufacture our products could be limited, which could limit our ability to generate revenues.

Suppliers of key components and materials must be named in the BLA or other marketing authorization application filed with the regulatory authority for any product candidate for which we are seeking marketing approval, and significant delays can occur if the qualification of a new supplier is required. Even after a manufacturer is qualified by the regulatory authority, the manufacturer must continue to expend time, money and effort in the area of production and quality control to ensure full compliance with GMP. Manufacturers are subject to regular periodic inspections by regulatory authorities following initial approval. If, as a result of these inspections, a regulatory authority determines that the equipment, facilities, laboratories or processes do not comply with applicable regulations and conditions of product approval, the regulatory authority may suspend the manufacturing operations. If the manufacturing operations of any of the single suppliers for our products are suspended, we may be unable to generate sufficient quantities of commercial or clinical supplies of product to meet market demand, which could in turn decrease our revenues and harm our business. In addition, if deliveries of materials from our suppliers were interrupted for any reason, we may be unable to supply our product candidates in development for clinical trials or ship them to customers, if authorized or approved for commercial use. In addition, some of our products and the materials that we utilize in our operations are manufactured at only one facility, which we may not be able to replace in a timely manner and on commercially reasonable terms, or at all. Problems with any of the single suppliers we depend on, including in the event of a disaster, such as an earthquake, equipment failure or other difficulty, may negatively impact our development and commercialization efforts.

S-17

A significant portion of the raw materials and intermediates used to manufacture our product candidates are supplied by third-party manufacturers and corporate partners outside of the United States. As a result, any political or economic factors in a specific country or region, including any changes in or interpretations of trade regulations, compliance requirements or tax legislation, that would limit or prevent third parties outside of the United States from supplying these materials could adversely affect our ability conduct our pending or contemplated clinical trials.

If we were to encounter any of these difficulties, our ability to conduct clinical trials on product candidates and to manufacture and sell any products that may be authorized or approved for commercial use could be impaired, which could have an adverse effect on our business.

Interim, “top-line” or preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary or “top-line” data from our clinical trials, which is based on a preliminary analysis of then-available top-line data, and the results and related findings and conclusions are subject to change following a full analyses of all data related to the particular trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the top-line results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, top-line data should be viewed with caution until the final data are available. We may also disclose interim data from our clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. Further, disclosure of preliminary or interim data by us or by our competitors could result in volatility in the price of shares of our common stock.

Further, others, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the value of the particular program, the approvability or commercialization of the particular product candidate or product and our business in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is based on what is typically extensive information, and you or others may not agree with what we determine is the material or otherwise appropriate information to include in our disclosure, and any information we determine not to disclose may ultimately be deemed significant with respect to future decisions, conclusions, views, activities or otherwise regarding a particular drug, product candidate or our business. If the top-line data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain approval for and commercialize in our current or any our future product candidate, our business, operating results, prospects or financial condition may be harmed.

Our inability to accurately predict demand for lenzilumab makes it difficult for us to accurately forecast any sales and may cause our forecasts to fluctuate, and could adversely affect our stock price.

We may be unable to accurately predict demand for lenzilumab, or other products if approved, , as demand depends on a number of factors, including approved vaccines, competing drug products and other treatments that may be developed for COVID-19 and other illnesses and conditions. If lenzilumab is commercialized, we may be unsuccessful in estimating user demand and may not be effective in matching inventory levels and locations to actual end user demand, in particular if the COVID-19 outbreak is effectively contained or the risk of coronavirus infection is significantly diminished. In addition, adverse changes in economic conditions, increased competition, including through a potential vaccine or other therapeutic, or other factors may cause hospitals or other users or distributors of lenzilumab to reduce inventories of our products, which would reduce their orders for lenzilumab, even if end user demand has not changed. As a result, even if lenzilumab receives an EUA or BLA approval for use in COVID-19 patients, our revenues may be difficult to predict and vulnerable to extreme fluctuations.

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We may experience significant volatility in the market price of our common stock following announcements and releases regarding our ongoing development of lenzilumab as a potential COVID-19 therapy.

Biopharmaceutical companies that are developing potential therapeutics and vaccines to combat COVID-19, including Humanigen, have experienced significant volatility in the price of their securities upon publication of preclinical and clinical data as well as news about their development programs. Since our initial announcement of our plans to develop lenzilumab as a therapy for COVID-19 patients, our common stock has experienced wide variations in daily trading volume and price movements. We expect that over the coming months we may make public several additional data and clinical updates with respect to lenzilumab and our commercialization efforts for lenzilumab. We cannot predict public reaction or the impact on the market price of our common stock once further announcements regarding lenzilumab or developments from our on-going clinical trial are announced. Given the attention being paid to the COVID-19 pandemic and the public scrutiny of COVID-19 development announcements and data releases to date, we expect that any public announcements we make in the coming months regarding the ongoing development of lenzilumab will attract significant attention and scrutiny and that, as a result, the price of our common stock may be particularly volatile during this time.

There can be no assurance that lenzilumab, even if approved, would ever become profitable, due to government interest and public perception regarding a vaccine and treatments for COVID-19 related complications.

As a result of the emergency situations in many countries, there is a heightened risk that a COVID-19 therapy or other treatments for COVID-19 pneumonia and symptoms may be subject to adverse governmental actions in certain countries, including intellectual property expropriation, compulsory licenses, strict price controls or other actions. Additionally, we may need to, or we may be required by governmental or non-governmental authorities to, set aside specific quantities of doses of lenzilumab for designated purposes or geographic areas. We may face challenges related to the allocation of supply of lenzilumab, particularly with respect to geographic distribution. Thus, even if lenzilumab is approved, such governmental actions may limit our ability to recoup our current and future expenses incurred to develop and commercialize lenzilumab.

Furthermore, public sentiment regarding commercialization of a COVID-19 therapy or other treatment may limit or negate our ability to generate revenues from sales of lenzilumab. Given that COVID-19 has been designated as a pandemic and represents an urgent public health crisis, we are likely to face significant public attention and scrutiny over any future business models and pricing decisions with respect to lenzilumab. If we are unable to successfully manage these risks, we could face significant reputational harm, which could negatively affect the price of our common stock.

The regulatory pathway for lenzilumab is highly dynamic and continues to evolve and may result in unexpected or unforeseen challenges.

To date, lenzilumab has moved rapidly through the regulatory review process of FDA and certain foreign regulatory authorities. The speed at which all parties are acting to create and test many therapeutics and vaccines for COVID-19 is unusual, and evolving or changing plans or priorities within FDA and foreign regulatory authorities, including changes based on new knowledge of COVID-19 and how the disease affects the human body, may significantly affect the regulatory timeline for lenzilumab. Results from clinical testing may raise new questions and require us to redesign proposed clinical trials, including revising proposed endpoints or adding new clinical trial sites or cohorts of subjects.

For example, FDA on June 30, 2020 adopted guidance outlining the FDA’s current recommendations regarding the data needed to facilitate clinical development and licensure of vaccines to prevent COVID-19. Although we intend to design any future clinical trials for lenzilumab in accordance with FDA and other applicable regulatory guidance, we cannot be certain that, as the regulatory pathway continues to evolve, we will be able to complete a clinical trial in accordance with FDA’s guidance and regulations then in effect. A failure to complete a clinical trial in accordance with guidance and regulations then in effect could impair our ability to obtain approval for lenzilumab, which may adversely affect our operating results, reputation and ability to raise capital and enter into or maintain collaborations to advance lenzilumab.

Additionally, FDA has the authority to grant an EUA to allow unapproved medical products to be used in an emergency to diagnose, treat, or prevent serious or life-threatening diseases or conditions when there are no adequate, approved, and available alternatives. If we are granted an EUA for lenzilumab, we would be able to commercialize lenzilumab prior to FDA approval. However, FDA may revoke an EUA where it is determined that the underlying health emergency no longer exists or warrants such authorization, and we cannot predict how long, if ever, an EUA would remain in place. Such revocation could adversely impact our business in a variety of ways, including if lenzilumab is not yet approved by FDA and if we and our manufacturing partners have invested in the supply chain to provide lenzilumab under an EUA.

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Even if Emergency Use Authorization or regulatory approval is received for lenzilumab, the later discovery of previously unknown problems associated with the use of lenzilumab may result in restrictions, including withdrawal of the product from the market, and lead to significant liabilities and reputational damage.

Because the path to marketing approval of any vaccine for COVID-19, or drug used to treat COVID-19 pneumonia or other symptoms is unclear, lenzilumab may be widely used and in circulation in the United States or another country prior to our receipt of marketing approval. Unexpected safety issues, including any that we have not yet observed in our Phase III clinical trial for lenzilumab, could lead to significant reputational damage to us and our platforms going forward and other issues, including delays in our other programs, the need for re-design of our clinical trial and the need for significant additional financial resources.

We also may be restricted or prohibited from marketing or manufacturing lenzilumab, even after obtaining product approval, if previously unknown problems with lenzilumab or its manufacture are subsequently discovered. We cannot provide assurance that newly discovered or developed safety issues will not arise following regulatory approval. With the use of any drug product or treatment by a wide patient population, serious adverse events may occur from time to time that did not arise in the clinical trials of the product or that initially appeared to be unrelated to the vaccine itself and only with the collection of subsequent information were found to be causally related to the product. Any such safety issues could cause us to suspend or cease marketing of our approved products, possibly subject us to substantial liabilities, and adversely affect our ability to generate revenue and our financial condition.

We face risks associated with clinical operations abroad, which may adversely affect our financial condition and results of operations.

The Brazilian Health Regulatory Agency, Anvisa, has granted us permission to expand our Phase III study of lenzilumab in patients with COVID-19 in Brazil and we are taking actions to enroll patients and open clinical sites in that country. Partners also are conducting or planning to conduct clinical trials involving lenzilumab in Australia, the United Kingdom and potentially other countries in patients with COVID-19 and other indications. We have not received any authorization or approval to sell lenzilumab in any country but would expect to commence commercial operations, through a partner or on our own, once any such authorization or approval were received. Operations abroad are accompanied by certain financial, political, economic and other risks, including those listed below:

•	Foreign Currency Exchange: Operations internationally may subject us to risks related to foreign currency exchange risks as we make payments, or incur obligations, denominated in foreign currencies. We cannot predict future fluctuations in the foreign currency exchange rates of the U.S. dollar. If the U.S. dollar appreciates significantly against certain currencies and our practices do not sufficiently offset the effects of such appreciation, our results of operations would be adversely affected and our stock price may decline.
•	Anti-Bribery: We are subject to the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws that will govern our international operations with respect to payments to government officials. Our international operations would be heavily regulated and require significant interaction with foreign officials. In certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices or may require us to interact with doctors and hospitals, some of which may be state controlled, in a manner that is different than local custom. In addition, despite our efforts, our policies and procedures may not protect us from reckless or criminal acts committed by persons who act on our behalf. Enforcement activities under anti-bribery laws could subject us to administrative and legal proceedings and actions, which could result in civil and criminal sanctions, including monetary penalties and exclusion from health care programs.
•	Other risks inherent in conducting foreign operations include:
o	International operations, including any use of third-party manufacturers, distributors, CROs and collaboration arrangements outside the United States, expose us to increased risk of theft of our intellectual property and other proprietary technology, particularly in jurisdictions with less robust intellectual property protections than the United States, as well as restrictive government actions against our intellectual property and other foreign assets such as nationalization, expropriation or the imposition of compulsory licenses.
o	We may be subject to protective economic policies taken by foreign governments, such as trade protection measures and import and export licensing requirements, which may result in the imposition of trade sanctions or similar restrictions by the United States or other governments.
o	Our foreign operations, third-party manufacturers, CROs or strategic partners could be subject to business interruptions for which we or they may be uninsured or inadequately insured.
o	Our operations may also be adversely affected if there is political instability or disruption in any other geographic region where we may have operations, which could impact our ability to do business in those areas.

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If we were to encounter any of these risks, our foreign operations may be adversely affected, which could have an adverse effect on our overall business and results of operations.

Risks Related to Our Business and Industry

Changes in laws or regulations relating to data privacy and security, or any actual or perceived failure by us to comply with such laws and regulations, or contractual or other obligations relating to data privacy and security, could have a material adverse effect on our reputation, results of operations, financial condition and cash flows.

We are, and may increasingly become, subject to various laws and regulations, as well as contractual obligations, relating to data privacy and security in the jurisdictions in which we operate. The regulatory environment related to data privacy and security is increasingly rigorous, with new and constantly changing requirements applicable to our business, and enforcement practices are likely to remain uncertain for the foreseeable future. These laws and regulations may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material adverse effect on our business, financial condition, results of operations or prospects.

In the United States, various federal and state regulators, including governmental agencies like the Consumer Financial Protection Bureau and the Federal Trade Commission, have adopted, or are considering adopting, laws and regulations concerning personal information and data security. In particular, regulations promulgated pursuant to the Health Insurance Portability and accountability Act of 1996 (“HIPAA”) establish privacy and security standards that limit the use and disclosure of protected health information and require the implementation of safeguards to protect the privacy, integrity and availability of protected health information. Determining whether protected health information has been handled in compliance with applicable privacy standards and our contractual obligations can be complex and may be subject to changing interpretation. If we fail to comply with applicable HIPAA privacy and security standards, we could face civil and criminal penalties. In addition, state attorneys general are authorized to bring civil actions seeking either injunctions or damages in response to violations that threaten the privacy of state residents. We cannot be sure how these regulations will be interpreted, enforced or applied to our operations.

Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to personal information than federal, international or other state laws, and such laws may differ from each other, all of which may complicate compliance efforts. For example, the California Consumer Privacy Act (“CCPA”), which increases privacy rights for California residents and imposes obligations on companies that process their personal information, came into effect on January 1, 2020. Among other things, the CCPA requires covered companies to provide new disclosures to California consumers and provide such consumers new data protection and privacy rights, including the ability to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal information. This private right of action may increase the likelihood of, and risks associated with, data breach litigation.

Internationally, laws, regulations and standards in many jurisdictions apply broadly to the collection, use, retention, security, disclosure, transfer and other processing of personal information. For example, the E.U. General Data Protection Regulation (“GDPR”), which became effective in May 2018, greatly increased the European Commission’s jurisdictional reach of its laws and adds a broad array of requirements for handling personal data. EU member states are tasked under the GDPR to enact, and have enacted, certain implementing legislation that adds to and/or further interprets the GDPR requirements and potentially extends our obligations and potential liability for failing to meet such obligations. The GDPR, together with national legislation, regulations and guidelines of the EU member states governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, use, retain, protect, disclose, transfer and otherwise process personal data. In particular, the GDPR includes obligations and restrictions concerning the consent and rights of individuals to whom the personal data relates, the transfer of personal data out of the European Economic Area, security breach notifications and the security and confidentiality of personal data. The GDPR authorizes fines for certain violations of up to 4% of global annual revenue or €20 million, whichever is greater.

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All of these evolving compliance and operational requirements impose significant costs, such as costs related to organizational changes, implementing additional protection technologies, training associates and engaging consultants, which are likely to increase over time. In addition, such requirements may require us to modify our data processing practices and policies, distract management or divert resources from other initiatives and projects, all of which could have a material adverse effect on our results of operations, financial condition and cash flows. Any failure or perceived failure by us to comply with any applicable federal, state or similar foreign laws and regulations relating to data privacy and security could result in damage to our reputation and our relationship with our customers, as well as proceedings or litigation by governmental agencies or customers, including class action privacy litigation in certain jurisdictions, which would subject us to significant fines, sanctions, awards, penalties or judgments, all of which could have a material adverse effect on our business, financial condition, results of operations or prospects.

Our internal computer systems, or those of our third-party vendors, collaborators or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs, compromise sensitive information related to our business or prevent us from accessing critical information, potentially exposing us to liability or otherwise adversely affecting our business.

Our internal computer systems and those of our current and any future third-party vendors, collaborators and other contractors or consultants are vulnerable to damage or interruption from computer viruses, computer hackers, malicious code, employee theft or misuse, denial-of-service attacks, sophisticated nation-state and nation-state-supported actors, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we seek to protect our information technology systems from system failure, accident and security breach, if such an event were to occur and cause interruptions in our operations, it could result in a disruption of our development programs and our business operations, whether due to a loss of our trade secrets or other proprietary information or other disruptions. For example, the loss of clinical trial data from clinical trials could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. If we were to experience a significant cybersecurity breach of our information systems or data, the costs associated with the investigation, remediation and potential notification of the breach to counter-parties and data subjects could be material. In addition, our remediation efforts may not be successful. If we do not allocate and effectively manage the resources necessary to build and sustain the proper technology and cybersecurity infrastructure, we could suffer significant business disruption, including transaction errors, supply chain or manufacturing interruptions, processing inefficiencies, data loss or the loss of or damage to intellectual property or other proprietary information.

To the extent that any disruption or security breach were to result in a loss of, or damage to, our or our third-party vendors’, collaborators’ or other contractors’ or consultants’ data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability including litigation exposure, penalties and fines, we could become the subject of regulatory action or investigation, our competitive position could be harmed and the further development and commercialization of our product candidates could be delayed. Any of the above could have a material adverse effect on our business, financial condition, results of operations or prospects.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and accompanying prospectus, and the documents incorporated by reference herein and therein, may contain forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. They can be identified by the use of forward-looking words, such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable expressions that convey uncertainty of future events or outcomes, although not all forward-looking statements contain these terms.

Forward-looking statements may include, but are not limited to, statements regarding our expectations for our clinical development programs that may be ongoing from time to time, the potential approval of any of our product candidates by the FDA or any other national entity, the manufacture and commercialization of any product candidate, and any statement that contains forward-looking words and other similar expressions.

The forward-looking statements included in this prospectus supplement and accompanying prospectus, and the documents incorporated by reference herein and therein reflect our current expectations and beliefs, and we do not undertake publicly to update or revise these statements, even if experience or future changes make it clear that any projected results expressed in this prospectus supplement, accompanying prospectus and the documents incorporated by reference herein and therein will not be realized. In addition, the inclusion of any statement in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein does not constitute an admission by us that the events or circumstances described in such statement are material. Furthermore, we wish to caution and advise readers that these statements are based on assumptions that may not materialize and may involve risks and uncertainties, many of which are beyond our control that could cause actual events or performance to differ materially from those contained or implied in these forward-looking statements.

Among the factors that could cause actual results to differ materially are the factors discussed under “Risk Factors” in our most recent Annual Report on Form 10-K, and each subsequently filed Quarterly Report on Form 10-Q. Some additional factors that could cause actual results to differ include:

•	the evolution of scientific discovery around the coronavirus, COVID-19 and the lung dysfunction resulting in some patients may indicate that cytokine storm is caused by or results from something other than elevated GM-CSF levels;
•	the results of our Phase III trial of lenzilumab for the prevention and treatment of cytokine storm in COVID-19 pneumonia;
•	the results of the BET sponsored by NIH for the use of lenzilumab and remdesivir in COVID-19 patients;
•	the possibility that FDA might not grant an EUA for lenzilumab or, if one were granted, that its duration might be shorter than anticipated or the EUA might be conditioned to a greater degree than anticipated;
•	the duration and impact of COVID-19;
•	our ability to research, develop and commercialize our product candidates, including our ability to do so before our competitors develop and receive FDA approval for treatments or vaccines for COVID-19;
•	our ability to execute our strategy and business plan focused on developing our proprietary monoclonal antibody portfolio and our GM-CSF knockout gene-editing CAR-T platform;
•	our ability to attract and retain other collaborators with development, regulatory and commercialization expertise to pursue the other initiatives in our development pipeline;
•	our ability to successfully pursue the Kite collaboration;
•	the initiation and successful completion of the GvHD study in the UK with the IMPACT Partnership;
•	our ability to attain the additional financing we will need to pursue our development initiatives, reserve and fund sufficient manufacturing capacity and commercialize our product candidates on favorable terms or at all;
•	our ability to successfully maintain the listing of our common stock on the Nasdaq Capital Market;
•	the timing of the initiation, enrollment and completion of planned clinical trials;
•	our ability to timely source adequate supply of our development and if approved, commercial products from third-party manufacturers on which we depend;
•	the potential, if any, for future development of any of our present or future products;
•	increasing levels of market acceptance of CAR-T therapies and stem cell transplants and the development of a market for lenzilumab in these therapies;
•	our ability to successfully progress, partner or complete further development of our programs;

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•	the potential timing and outcomes of development, preclinical and clinical studies of lenzilumab, ifabotuzumab, HGEN005, any of our CAR-T projects and the uncertainties inherent in development, preclinical and clinical testing;
•	our ability to identify and develop additional uses for our products;
•	our ability to attain market exclusivity and/or to obtain, maintain, protect and enforce our intellectual property and to operate our business without infringing, misappropriating or otherwise violating, the intellectual property rights of others;
•	the outcome of pending, threatened or future litigation;
•	acquisitions or in-licensing transactions that we may pursue may fail to perform as expected;
•	our ability to obtain and maintain regulatory approval of our product candidates, and any related restrictions;
•	limitations and/or warnings in the label of an approved product candidate or one that is granted an EUA;
•	changes in the regulatory landscape that may prevent us from pursuing or realizing any of the expected benefits from the various regulatory incentives, or the imposition of regulations that affect our products;
•	the success, progress, timing and costs of our efforts to evaluate or consummate various strategic alternatives if in the best interests of our stockholders; and
•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing.

Should one or more known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, projected or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus supplement, the accompanying prospectus or the documents we incorporate by reference herein or therein as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

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USE OF PROCEEDS

We estimate that the net proceeds to us of the sale of the common stock that we are offering will be approximately $63.3 million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option to purchase additional shares in full, we estimate that our net proceeds will be approximately $72.8 million.

As of August 13, 2020, we had cash and cash equivalent assets on hand of $30.8 million. We intend to use the net proceeds from this offering principally to complete the Phase III study of lenzilumab in COVID-19, to fund committed and future reservation and other upfront fees to secure manufacturing capacity, to purchase inventory for resale under a potential EUA and eventually a BLA, to prepare for commercialization of lenzilumab in the event of receipt of an EUA for use in COVID-19 patients, as well as for working capital and other general corporate purposes. This expected use of net proceeds from this offering and our existing cash represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Based on our current plans, we believe our cash on hand as of August 13, 2020, together with the net proceeds from this offering and projected revenues from the sale of lenzilumab under an EUA, will be sufficient to fund our planned operations and capital expenditure requirements for at least 12 months. This evaluation is based on relevant conditions and events that are currently known or reasonably knowable. As a result, we could deplete our available capital resources sooner than we currently expect. We have based these estimates on assumptions that may prove to be wrong, and our operating projections, including our projected net revenue following the potential receipt of an EUA for lenzilumab in COVID-19 patients, may change as a result of many factors currently unknown to us.

Pending use of the proceeds as described above, we intend to invest the proceeds in variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

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CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2020:

•	on an actual basis; and
•

on an as adjusted basis to give effect to our issuance and sale of 8,000,000 shares of common stock in this offering (assuming no exercise by the underwriters of the option to purchase additional shares) at a public offering price of $8.50 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the information in this “Capitalization” section in conjunction with our consolidated financial statements and the related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, which is incorporated by reference in this prospectus supplement.

	As of June 30, 2020
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$41,729	$104,979
Long-term debt	$—	$—
Common stock, par value $0.001 per share: 225,000,000 shares authorized, actual and as adjusted; 41,974,915 shares issued and outstanding, actual; 49,974,915 shares issued and outstanding, as adjusted	42	50
Additional paid-in capital	342,943	406,185
Accumulated deficit	(311,384)	(311,384)
Total stockholders’ equity	31,601	94,851
Total capitalization	$342,985	$406,235

The number of common shares to be outstanding upon completion of this offering is based on 41,974,915 shares of common stock outstanding as of June 30, 2020. The number of shares of our common stock to be outstanding after this offering excludes outstanding stock options and warrants described elsewhere in this prospectus supplement and shares of common stock reserved for the issuance of awards under our 2020 Omnibus Incentive Compensation Plan.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock after this offering.

Our net tangible book value as of June 30, 2020 was approximately $31.6 million, or $0.75 per share of common stock. Our net tangible book value is the amount of our total tangible assets less our total liabilities. Net tangible book value per share is our net tangible book value divided by the number of shares of common stock outstanding as of June 30, 2020.

Without taking into account any other changes in our net tangible book value after June 30, 2020, other than to give effect to the sale of 8,000,000 shares of common stock that we are offering at the public offering price of $8.50 per share, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2020 would have been approximately $94.9 million, or approximately $1.90 per share. This amount represents an immediate increase in as adjusted net tangible book value of $1.15 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $6.60 per share to new investors purchasing shares of common stock in this offering. We determine dilution per share to new investors by subtracting the as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock in this offering. The following table illustrates this dilution:

Public offering price per share		$8.50
Net tangible book value per share as of June 30, 2020	$0.75
Increase per share attributable to new investors	$1.15
As adjusted net tangible book value per share after this offering		$1.90
Dilution per share to new investors		$6.60

If the underwriters exercise in full their option to purchase additional shares, our as adjusted net tangible book value per share after this offering would be $2.04 per share, representing an immediate increase in as adjusted net tangible book value per share of $1.29 to existing stockholders and immediate dilution of $6.46 in as adjusted net tangible book value per share to new investors purchasing common stock in this offering.

The number of common shares to be outstanding upon completion of this offering is based on 41,974,915 shares of common stock outstanding as of June 30, 2020. The number of shares of our common stock to be outstanding after this offering excludes outstanding stock options and warrants described elsewhere in this prospectus supplement and shares of common stock reserved for the issuance of awards under our 2020 Omnibus Incentive Compensation Plan.

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MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF COMMON STOCK

The following is a discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders with respect to their ownership and disposition of shares of our common stock purchased in this offering. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or other pass-through entity) of our common stock that is not for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or any other organization taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion does not address the tax treatment of partnerships or other entities that are pass-through entities for U.S. federal income tax purposes or persons that hold their common stock through partnerships or other pass-through entities. A partner in a partnership or other pass-through entity that will hold our common stock should consult his, her or its own tax advisor regarding the tax consequences of acquiring, holding and disposing of our common stock through a partnership or other pass-through entity, as applicable.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended, which we refer to as the Code, existing and proposed U.S. Treasury Regulations promulgated thereunder, current administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement and all of which are subject to change or to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement. There can be no assurance that the Internal Revenue Service, which we refer to as the IRS, will not challenge one or more of the tax consequences described in this prospectus supplement. We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset, or generally property held for investment for U.S. federal income tax purposes.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances nor does it address any aspects of U.S. state and local or non-U.S. taxes, estate tax, the alternative minimum tax or the Medicare tax on net investment income. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as:

•	insurance companies;
•	tax-exempt organizations;
•	financial institutions;
•	brokers or dealers in securities;
•	pension plans;
•	controlled foreign corporations;
•	passive foreign investment companies;
•	persons deemed to sell our common stock under the constructive sale provisions of the Code;
•	owners that hold our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment or who have elected to mark securities to market for U.S. federal income tax purposes; and
•	certain former citizens or residents of the United States.

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This discussion is for information only and is not, and is not intended to be, legal or tax advice. All prospective non-U.S. holders of our common stock should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. income and other tax considerations of the purchase, ownership and disposition of our common stock.

Distributions on our common stock

If we make distributions on our common stock, those distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, subject to the tax treatment described in the following paragraphs of this section. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s tax basis in the common stock. Any remaining excess will be treated as capital gain, subject to the tax treatment described below in “Gain on sale, exchange or other disposition of our common stock.” Any distributions will also be subject to the discussion below under the sections titled “Backup withholding and information reporting” and “FATCA.”

Subject to the discussion below on effectively connected income, dividends paid to a non-U.S. holder generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence. A non-U.S. holder of our common stock who claims the benefit of an applicable income tax treaty between the United States and such holder’s country of residence generally will be required to provide a properly executed copy of the appropriate IRS Form W-8 (generally, a W-8BEN or W-8BEN-E) (or successor form) and satisfy applicable certification and other requirements. Non-U.S. holders are urged to consult their own tax advisors regarding their entitlement to benefits under a relevant income tax treaty and the specific methods available to them to satisfy these requirements.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim with the IRS.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements (generally including provision of a valid IRS Form W-8ECI (or applicable successor form) certifying that the dividends are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States). However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is classified as a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Gain on sale, exchange or other disposition of our common stock

In general (subject to the discussion below under the sections titled “Backup withholding and information reporting” and “FATCA”), a non-U.S. holder will not be subject to any U.S. federal income tax or withholding tax on any gain realized upon the holder’s sale, exchange or other disposition of shares of our common stock unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder in the United States, in which case the non-U.S. holder generally will be taxed on a net-income basis at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code) with respect to the gain and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on our common stock” also may apply;
•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and the holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the non-U.S. holder, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses; or

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•	we are, or have been, at any time during the five-year period preceding the disposition (or the non-U.S. holder’s holding period, if shorter) a “U.S. real property holding corporation,” unless our common stock is regularly traded on an established securities market, as defined by applicable Treasury Regulations, and the non-U.S. holder held no more than 5% of our outstanding common stock, directly, indirectly or constructively, during the shorter of the five-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. If we are determined to be a U.S. real property holding corporation and the foregoing exception does not apply, then the non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to United States persons (as defined in the Code). Generally, a corporation is a U.S. real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a U.S. real property holding corporation, or that we are likely to become one in the future. No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

Backup withholding and information reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the distributions on our common stock paid to the holder and the tax withheld, if any, with respect to such distributions. Non-U.S. holders generally will have to comply with specific certification procedures to establish that the holder is not a United States person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. Generally, a non-U.S. holder that is the beneficial owner of our stock will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8), or otherwise meets documentary evidence requirements for establishing that it is a non-U.S. holder, or otherwise establishes an exemption. Dividends paid to non-U.S. holders subject to withholding of U.S. federal income tax, as described above in “Distributions on our common stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding generally will apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, for information reporting purposes, dispositions effected through a non-U.S. office of a broker with substantial U.S. ownership or operations generally will be treated in a manner similar to dispositions effected through a U.S. office of a broker. Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder can be refunded or credited against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that an appropriate claim is timely filed with the IRS.

FATCA

Provisions of the Code commonly known as the Foreign Account Tax Compliance Act, or FATCA, generally impose a U.S. federal withholding tax at a rate of 30% on payments of dividends on, and, subject to the discussion of certain proposed U.S. Treasury Regulations below, gross proceeds from the sale or other disposition of, our common stock paid to a foreign entity unless: (i) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding and certification obligations; (ii) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, if any; or (iii) the foreign entity is otherwise exempt under FATCA. In all cases, the foreign entity must provide the appropriate information and certifications to us on the appropriate W-8 Form prior to the dividend or sale of shares.

Withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our common stock, under proposed U.S. Treasury Regulations, withholding on payments of gross proceeds is not required. Although these regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

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If withholding under FATCA is required on any payment related to our common stock, investors not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be required to seek a refund or credit from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

The preceding discussion of material U.S. federal tax considerations is for information only. It is not legal or tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

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UNDERWRITING

We are offering the shares of common stock described in this prospectus supplement through a number of underwriters. J.P. Morgan Securities LLC and Jefferies LLC are acting as book-running managers of the offering and as the representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares

J.P. Morgan Securities LLC	4,000,000
Jefferies LLC	2,880,000
Bryan, Garnier & Co. Limited	280,000
H.C. Wainwright & Co., LLC	280,000
National Securities Corporation	280,000
Roth Capital Partners, LLC	280,000
Total	8,000,000

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.306 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.102 per share from the public offering price. After the public offering, the offering price and the other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to an additional 1,200,000 shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this option to purchase additional shares. If any shares are purchased pursuant to the underwriters’ option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without option to purchase additional shares exercise	With full option to purchase additional shares exercise

Per Share	$0.51	$0.51
Total	$4,080,000	$4,692,000

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $670,000. We have agreed to reimburse the underwriters up to $40,000 for expenses related to any filing with, and any clearance of this offering by, the Financial Industry Regulatory Authority, Inc.

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A prospectus supplement and accompany prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We and our directors, executive officers and their affiliates (such persons, the “lock-up parties”) have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each lock-up party, with limited exceptions, for a period of 90 days after the date of this prospectus (such period, the “restricted period”), may not, without the prior written consent of J.P. Morgan Securities LLC and Jefferies LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock (including, without limitation, common stock or such other securities which may be deemed to be beneficially owned by such lock-up parties in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or other such securities, in cash or otherwise or (3) make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the underwriters and the lock-up parties do not apply, subject in certain cases to various conditions, to certain transactions, including:

•	transfers of our common stock as a bona fide gift or gifts, or for bona fide estate planning purposes;
•	by will or intestacy;
•	to any trust for the direct or indirect benefit of the lock-up party or his or her immediate family, or if the lock-up party is a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust;
•	to a partnership, limited liability company or other entity of which the lock-up party and his or her immediate family are the legal and beneficial owner of all of the outstanding equity securities or similar interests;
•	if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, (1) to another corporation, partnership, limited liability company, trust or other business entity that is an affiliate of the lock-up party, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the lock-up party or his or her affiliates, or (2) as part of a distribution to members or shareholders of the lock-up party;
•	by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement;
•	to the Company from an employee of the Company upon death, disability or termination of employment, in each case, of such employee;
•	as part of a sale of our common stock acquired in open market transactions after the closing of this offering;
•	to the Company in connection with the vesting, settlement, or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock units, options, warrants or rights; or
•	pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the board of directors of the Company and made to all holders of our common stock involving a change of control of the Company.

The restrictions on transfers or other dispositions by us described above do not apply to:

•	the issuance of shares of our common stock or securities convertible into or exercisable for shares of our common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including net exercise) or the settlement of RSUs (including net settlement), in each case outstanding on the date of this prospectus supplement and described herein;

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•	grants of stock options, stock awards, restricted stock, RSUs, or other equity awards and the issuance of shares of our common stock or securities convertible into or exercisable or exchangeable for shares of our common stock(whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation described herein, provided that such recipients enter into a lock-up agreement with the underwriters;
•	the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of this prospectus supplement and described herein or any assumed benefit plan pursuant to an acquisition or similar strategic transaction;
•	the issuance of shares of our common stock or securities convertible into or exchangeable for shares of our common stock in connection with a bona fide acquisition, licensing or other strategic transaction entered into after the date of this prospectus supplement, provided that (i) the aggregate number of shares issued shall not exceed ten percent (10%) of the total number of outstanding shares of our common stock immediately following the issuance and sale of shares of our common stock pursuant to this offering and (ii) each recipient of such shares shall have executed and delivered to the underwriters, on or prior to the issuance of such shares, a lock-up agreement on the same terms as the lock-up agreements delivered by the lock-up parties prior to the commencement of this offering; or
•	the filing of a post-effective amendment on Form S-3 to our effective registration statement on Form S-1 (Reg. No. 333-239161) with no additional securities to be added to such filing.

J.P. Morgan Securities LLC and Jefferies LLC may release the common stock or other securities subject to the lock-up agreements described above, in whole or in part at any time with or without notice.

In connection with our private placement completed on June 2, 2020, the lock-up parties and another stockholder holding approximately 14.2% of the outstanding shares of our common stock agreed to lock-up agreements that expire on or about November 28, 2020. These lock-up agreements contain substantially the same lock-up restrictions as the 90-day lock-up agreements described above, and such restrictions do not apply, subject in certain cases to various conditions, to certain transactions, including:

•	transfers of our common stock as bona fide gifts;
•	distributions of our common stock to members or stockholders of the lock-up parties;
•	transfers by will or intestacy to family members or trusts, partnerships or similar entities for the benefit of the lock-up party or his or her family members; or
•	transfers of our common stock to the Company to pay any tax withholding obligations incurred by the lock-up party in connection with the exercise of options or upon vesting of restricted shares of our common stock issued under our stock-based compensation plan.

J.P. Morgan Securities LLC, in its sole discretion, may release the common stock or other securities subject to the lock-up agreements described above, in whole or in part at any time with or without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is currently listed for quotation on the OTCQB Venture Market operated by OTC Markets Group, Inc., under the symbol “HGEND”. We have received approval from The Nasdaq Stock Market, LLC to list our common stock on the Nasdaq Capital Market under the symbol “HGEN” subject to confirmation of the issuance of the shares in this offering.

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In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These stabilizing transactions may include making short sales of common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act of 1933, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq Capital Market, in the over-the-counter market or otherwise.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus supplement and accompany prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. J.P. Morgan Securities LLC served as the lead placement agent for our private placement that closed on June 2, 2020 for which it received a customary placement agency fee and reimbursement of certain of its expenses. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Polsinelli PC, Washington, DC. Davis Polk & Wardwell LLP, New York, New York, has acted as counsel for the underwriters in connection with certain legal matters related to this offering.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 have been audited by HORNE LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is www.humanigen.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or incorporated by reference into this prospectus or any prospectus supplement, and you should not consider information on our website to be part of this prospectus or any accompanying prospectus supplement. We have included our website address as an inactive textual reference only.

This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement and the accompanying prospectus omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information about us and our consolidated subsidiary and the securities we are offering. Statements in this prospectus supplement and in the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement is considered to be part of this prospectus supplement and the accompanying prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus supplement is continually updated and those future filings may modify or supersede some of the information included or incorporated in this prospectus supplement and the accompanying prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any document previously incorporated by reference herein or therein have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below (File No. 001-35798) and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) until the offering of the securities offered hereby is terminated or completed:

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 15, 2020;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed with the SEC on August 14, 2020;

•	our Current Reports on Form 8-K, filed with the SEC on January 31, 2020; March 20, 2020; March 23, 2020; April 6, 2020; April 29, 2020; May 7, 2020; June 4, 2020; July 6, 2020; July 10, 2020; July 30, 2020; August 3, 2020; September 4, 2020; and September 11, 2020; and

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•	the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on September 15, 2020, including any amendments or reports filed for the purpose of updating such description.

You may request a free copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning us as follows:

Humanigen, Inc.
Attention: Corporate Secretary
533 Airport Boulevard, Suite 400
Burlingame, CA 94010
(650) 243-3100

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PROSPECTUS

$300,000,000

Common Stock
Preferred Stock
Warrants

Rights
Units

_________________________

We may offer and sell, from time to time, in one or more offerings, together or separately, our common stock, preferred stock, warrants, rights or any combination of the foregoing, either individually or as units composed of one or more of the other securities. This prospectus provides you with a general description of the securities. The aggregate public offering price of all securities issued by us under this prospectus may not exceed $300,000,000.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “HGEN”. We cannot assure investors that our listing application will be approved by Nasdaq. Our common stock is currently listed for quotation on the OTCQB Venture Market operated by OTC Markets Group, Inc., under the symbol “HGEND”. The last reported sale price per share of our common stock on September 14, 2020 on the OTCQB Venture Market was $9.90.

We completed a 1-for-5 reverse split of our common stock on September 11, 2020. Unless we indicate otherwise, all share and per share information presented in this prospectus as of June 30, 2020 reflects the completion of the reverse stock split. Our historical financial statements incorporated by reference into this prospectus do not reflect the reverse stock split.

Investing in our securities involves significant risks. See “Risk Factors” on page 6 of this prospectus and in any applicable prospectus supplement. You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein carefully before you make your investment decision.

_________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

_________________________

This prospectus is dated September 14, 2020.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration statement, we may offer or sell any combination of the securities described in this prospectus, from time to time, and in one or more offerings, up to a total dollar amount of $300,000,000 as described in this prospectus. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

We have not authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate as of the date on the respective covers of such documents, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, such prospectus supplement, or any sale or issuance of a security, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed materially since those dates. You should rely only on the information contained or incorporated by reference in this prospectus or any accompanying prospectus supplement.

When we refer to “Humanigen,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Humanigen, Inc. and its subsidiaries on a consolidated basis, unless otherwise specified. References to “you” refer to a prospective investor.

This prospectus and any accompanying prospectus supplement may include trademarks, service marks and trade names owned by us or other companies. All trademarks, service marks and trade names included in this prospectus are the property of their respective owners.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov.

Our website address is www.humanigen.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus or incorporated by reference into this prospectus or any prospectus supplement, and you should not consider information on our website to be part of this prospectus or any accompanying prospectus supplement. We have included our website address as an inactive textual reference only.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may obtain the registration statement and exhibits to the registration statement from the SEC’s website, as provided above.

2

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede previously filed information as applicable. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. Since information that we later file with the SEC will update and supersede previously incorporated information, you should look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or any accompanying prospectus supplement or in any documents previously incorporated by reference have been modified or superseded.

We incorporate by reference into this prospectus our documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus (in each case, other than information deemed furnished and not filed in accordance with SEC rules, including pursuant to Items 2.02 and 7.01 of Form 8-K or corresponding information furnished under Item 9.01 or included in a furnished exhibit, except as stated specifically below):

•	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on May 15, 2020;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2020, filed with the SEC on August 14, 2020;
•	our Current Reports on Form 8-K, filed with the SEC on January 31, 2020; March 20, 2020; March 23, 2020; April 6, 2020; April 29, 2020; May 7, 2020; June 4, 2020; July 6, 2020; July 10, 2020; July 30, 2020; August 3, 2020; September 4, 2020; and September 11, 2020; and
•	The description of our common stock contained in Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 16, 2020, including any other amendment or reports filed for the purpose of updating such description.

In addition, all reports and other documents we may file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement of which this prospectus forms a part, and prior to effectiveness of such registration statement, shall be deemed to be incorporated by reference into this prospectus. The file number for all such filings is 001-35798.

You may request a free copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning us as follows:

Humanigen, Inc.

Attention: Corporate Secretary
533 Airport Boulevard, Suite 400

Burlingame, CA 94010

(650) 243-3100

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management. They can be identified by the use of forward-looking words, such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of these terms or other comparable expressions that convey uncertainty of future events or outcomes, although not all forward-looking statements contain these terms. Forward-looking statements may include, but are not limited to, statements regarding our expectations for our clinical development programs that may be ongoing from time to time, the potential approval of any of our product candidates by FDA or any other national entity, the manufacture and commercialization of any product candidate, and any statement that contains forward-looking words and other similar expressions.

The forward-looking statements included in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein reflect our current expectations and beliefs, and we do not undertake publicly to update or revise these statements, even if experience or future changes make it clear that any projected results expressed in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein will not be realized. In addition, the inclusion of any statement in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein does not constitute an admission by us that the events or circumstances described in such statement are material. Furthermore, we wish to caution and advise readers that these statements are based on assumptions that may not materialize and may involve risks and uncertainties, many of which are beyond our control that could cause actual events or performance to differ materially from those contained or implied in these forward-looking statements.

Among the factors that could cause actual results to differ materially are the factors discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and our other reports filed with the SEC. We also will include or incorporate by reference in each prospectus supplement important factors that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated, projected or implied by these forward-looking statements. You should consider these factors and the other cautionary statements made in this prospectus, any prospectus supplement or the documents we incorporate by reference herein or therein as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference. While we may elect to update forward-looking statements wherever they appear in this prospectus, any prospectus supplement or the documents incorporated by reference, we do not assume, and specifically disclaim, any obligation to do so, whether as a result of new information, future events or otherwise, except as required by law. Because of these uncertainties, you should not place undue reliance on these forward-looking statements.

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THE COMPANY

Overview

We are a clinical stage biopharmaceutical company, developing our clinical stage COVID-19 immunology and immuno-oncology portfolio of monoclonal antibodies. We are focusing our efforts on the development of our lead product candidate, lenzilumab, our proprietary Humaneered® (“Humaneered” or “Humaneered®”) anti-human granulocyte-macrophage colony-stimulating factor (“GM-CSF”) immunotherapy.

Our proprietary and patented Humaneered technology platform is a method for converting existing antibodies (typically murine) into engineered, high-affinity human antibodies designed for therapeutic use, particularly for chronic conditions. We have developed or in-licensed targets or research (mouse) antibodies, typically from academic institutions, and then applied our Humaneered technology to them. Lenzilumab and our other two product candidates, ifabotuzumab and HGEN005, are Humaneered antibodies. Our Humaneered antibodies are closer to human antibodies than chimeric or conventionally humanized antibodies and have a high affinity for their target but low immunogenicity. We believe our Humaneered antibodies offer additional advantages, such as lower likelihood to induce an inappropriate immune response when used chronically, high potency, and a slow off-rate.

Lenzilumab is a monoclonal antibody that has been proven in animal models to neutralize GM-CSF, a cytokine that we believe is of critical importance in the inflammatory cascade, sometimes referred to as cytokine release syndrome (“CRS”) or cytokine storm, associated with COVID-19, chimeric antigen receptor T-cell (“CAR-T”) therapy and acute Graft versus Host Disease (“GvHD”) related side-effects. Lenzilumab binds to and neutralizes soluble, circulating GM-CSF.

While we believe our leadership position in GM-CSF pathway science and cytokine storm presents us with a diverse set of development opportunities, we currently are focused on developing lenzilumab for three primary indications:

•	As a therapy targeting severe outcomes in hospitalized patients with confirmed COVID-19 pneumonia;
•	As a sequenced therapy ahead of CAR-T administration in CD19 targeted CAR-T therapies; and
•	As an early treatment or potential prophylaxis for acute GvHD in high and intermediate risk patients.

Our development pipeline also includes the development of lenzilumab as a potential therapy for patients with refractory chronic myelomonocytic leukemia, and work with another Humaneered monoclonal antibody, ifabotuzumab, as a potential therapy for solid tumors, hematologic malignancies and serious pulmonary conditions.

Corporate Information

We were incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001. We completed our initial public offering in January 2013. Effective August 7, 2017, we changed our legal name to Humanigen, Inc. We maintain a website at www.humanigen.com where you may obtain copies of our reports, information and proxy statements and other filings with the SEC as soon as they are filed. Information contained on our website is not part of this prospectus, and the inclusion of our website address in this prospectus is intended to be an inactive textual reference only. The address of our principal executive office is 533 Airport Boulevard, Suite 400 Burlingame, CA 94010 and our telephone number is (650) 243-3100.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under “Risk Factors” in our most recent Annual Report on Form 10-K and in any subsequently filed Quarterly Report on Form 10-Q, together with the risk factors contained in our other SEC filings that we incorporate by reference into this prospectus or that may be included in any applicable prospectus supplement. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from sales of the securities described in this prospectus for general corporate purposes, which could include working capital, capital expenditures, acquisitions and the repayment of indebtedness outstanding from time to time. Pending these uses, the net proceeds may also be temporarily invested in short-term securities.

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DESCRIPTION OF COMMON STOCK

This section describes the general terms and provisions of our common stock. The prospectus supplement relating to any offering of common stock, or other securities convertible into or exchangeable or exercisable for common stock, will describe more specific terms of the offering of common stock or other securities, including the number of shares offered, the initial offering price and market price and dividend information. The prospectus supplement may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to our common stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement.

General

Our authorized capital stock consists of 250,000,000 shares of which 225,000,000 shares shall be common stock, par value $0.001 per share, and 25,000,000 shares shall be preferred stock, par value of $0.001 per share.

On September 11, 2020, we completed a 1-for-5 reverse split of our outstanding shares of common stock. Our financial statements and notes thereto as of or for fiscal periods completed prior to the completion of the reverse stock split incorporated by reference herein do not give retroactive effect to the reverse stock split for periods presented. Our financial statements and notes thereto as of or for fiscal periods commencing with the three and nine months ending September 30, 2020 will be retroactively adjusted to give effect to the reverse stock split. The reverse stock split had no effect on the stated par value per share of our common stock.

As of June 30, 2020, after giving effect to the completion of the reverse stock split, there were 41,974,915 shares of common stock outstanding, held by approximately 90 stockholders of record, although we believe there to be a significantly larger number of beneficial owners of our common stock, and no shares of preferred stock outstanding.

Common Stock

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable. Holders of shares of our common stock are not liable for further calls or to assessments by us. The rights, powers, preferences and privileges of holders of common stock would be subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future. Certain of our existing holders of common stock have the right to require us to register their shares of common stock under the Securities Act in specified circumstances.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021 and its telephone number is (800) 662-7232.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

Anti-Takeover Provisions of Our Charter Documents and Delaware Law

Some provisions of our Charter, our Bylaws and Delaware law could make it more difficult to acquire our company by means of a tender offer, a proxy contest, or otherwise.

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Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, for a proposal to be timely submitted for consideration at an annual meeting, notice must be delivered to our secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.

Our Charter and Bylaws both provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. Accordingly, the board of directors could prevent any stockholder from filling the new directorships with such stockholder’s own nominee.

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Charter or our Bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine; in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law which contains anti-takeover provisions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale or another transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting

Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. Our Charter does not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on our board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as compared to the number of seats the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

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Stockholder Action by Written Consent

Delaware law generally provides that the affirmative vote of a majority of the shares entitled to vote on such matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our Charter permits our board of directors to amend or repeal most provisions of our Bylaws by majority vote. Generally, our Charter may be amended by holders of a majority of the voting power of the then outstanding shares of our capital stock entitled to vote. The stockholder vote or consent with respect to an amendment of our Charter or Bylaws would be in addition to any separate class vote that might in the future be required under the terms of any series of preferred stock that might be outstanding at the time such a proposed amendment were submitted to stockholders. Delaware law and the provisions of our Bylaws generally permit stockholders owning the requisite percentage of shares of common stock necessary to approve an amendment to our Charter and Bylaws to act by written consent in lieu of a meeting of our stockholders.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws provide indemnification, including advancement of expenses, to the fullest extent permitted under applicable law to any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director or officer of the company, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. In addition, our Charter provides that our directors will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. This provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, this provision does not limit the directors’ responsibilities under Delaware law or any other laws, such as the federal securities laws. We have obtained insurance that insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers. We also have entered into indemnification agreements with our directors and executive officers.

DESCRIPTION OF PREFERRED STOCK

Our Charter provides that we may issue up to 25,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this prospectus, no shares of preferred stock were outstanding. Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences, privileges and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms and the number of shares constituting any series or the designation of any series, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof.

While we do not currently have any plans for the issuance of any shares of preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the market price of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the common stock;
•	Diluting the voting power of the common stock;
•	Impairing the liquidation rights of the common stock; or
•	Delaying, deterring or preventing a change in control of the Company.

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DESCRIPTION OF WARRANTS

We may issue, either separately or together with other securities, warrants for the purchase of any of the other types of securities that we may sell under this prospectus.

The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all to be set forth in the applicable prospectus supplement relating to any or all warrants in respect of which this prospectus is being delivered. Copies of the form of agreement for each warrant, which we refer to collectively as “warrant agreements,” including the forms of certificates representing the warrants, which we refer to collectively as “warrant certificates,” and reflecting the provisions to be included in such agreements that will be entered into with respect to the particular offerings of each type of warrant, will be filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

The following description sets forth certain general terms and provisions of the warrants to which any prospectus supplement may relate. The particular terms of the warrants to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the warrants so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the warrants, warrant agreements or warrant certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable warrant agreement and certificate for additional information before you purchase any of our warrants.

General

The prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, as well as the related warrant agreement and warrant certificates, including the following, where applicable:

•	the principal amount of, or the number of, securities, as the case may be, purchasable upon exercise of each warrant and the initial price at which the principal amount or number of securities, as the case may be, may be purchased upon such exercise;
•	the designation and terms of the securities, if other than common stock, purchasable upon exercise of the warrants and of any securities, if other than common stock, with which the warrants are issued;
•	the procedures and conditions relating to the exercise of the warrants;
•	the date, if any, on and after which the warrants, and any securities with which the warrants are issued, will be separately transferable;
•	the offering price, if any, of the warrants;
•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;
•	if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;
•	whether the warrants represented by the warrant certificates will be issued in registered or bearer form and, if registered, where they may be transferred and registered;
•	call provisions, if any, of the warrants;
•	antidilution provisions, if any, of the warrants; and
•	any other material terms of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the warrant agreement and warrant certificate relating to the warrants being offered.

Exercise of Warrants

Each warrant will entitle the holder to purchase for cash that principal amount of, or number of, securities, as the case may be, at the exercise price set forth in, or to be determined as set forth in, the applicable prospectus supplement relating to the warrants. After the close of business on the expiration date, unexercised warrants will become void. Upon receipt of payment and the warrant certificate properly completed and duly executed, we will, as soon as practicable, issue the securities purchasable upon exercise of the warrant. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

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No Rights of Security Holder Prior to Exercise

Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon the exercise of the warrants, and will not be entitled to:

•	in the case of warrants to purchase debt securities, payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise; or

•	in the case of warrants to purchase equity securities, the right to vote or to receive dividend payments or similar distributions on the securities purchasable upon exercise.

DESCRIPTION OF RIGHTS

As specified in the applicable prospectus supplement, we may issue rights to purchase the securities offered in this prospectus to our existing stockholders, and such rights may or may not be issued for consideration. The applicable prospectus supplement will describe the terms of any such rights. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the documents pursuant to which such rights will be issued.

DESCRIPTION OF UNITS

We may, from time to time, issue units composed of one or more of the other securities that may be offered under this prospectus, in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. We may enter into one or more unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately at any time, or at any time before a specified date.

You should read any prospectus supplement related to the units being offered, as well as the complete unit agreements that contain the terms of the units. We will file as an exhibit to the registration statement of which this prospectus forms a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

Any applicable prospectus supplement may describe, among other things:

•	the material terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any material provisions relating to the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units;
•	the date, if any, on and after which the constituent securities composing the units will be separately transferable;
•	any special United States federal income tax considerations applicable to the units; and
•	any material provisions of the governing unit agreement that differ from those described above.

FORMS OF SECURITIES

Each warrant, unit and right will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities will be issued in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the warrants, rights or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

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Registered Global Securities

We may issue the registered warrants, rights or units in the form of one or more fully registered global securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the securities to be represented by registered global securities. Unless and until it is exchanged in whole for securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors of the depositary or those nominees.

If not described below, any specific terms of the depositary arrangement with respect to any securities to be represented by a registered global security will be described in the prospectus supplement relating to those securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of these securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the securities represented by the registered global security for all purposes under the applicable warrant agreement, rights agreement or unit agreement. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the securities in definitive form and will not be considered the owners or holders of the securities under the applicable indenture, warrant agreement, unit agreement or rights agreement. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the applicable warrant agreement, rights agreement or unit agreement. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the applicable warrant agreement, rights agreement or unit agreement, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Any payments to holders with respect to warrants, right or units represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the warrant agents, the rights agents, the unit agents or any other agent of ours, agent of the trustees or agent of the warrant agents, rights agents or unit agents will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the securities represented by a registered global security, upon receipt of any payment of any distribution of underlying securities or other property to holders on that registered global security, will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

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If the depositary for any of these securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue securities in definitive form in exchange for the registered global security that had been held by the depositary. Any securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant warrant agent, rights agent, unit agent or other relevant agent of ours or theirs. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby, from time to time, by one or more of the following methods:

•	to or through underwriting syndicates represented by managing underwriters;
•	through one or more underwriters without a syndicate for them to offer and sell to the public;
•	through dealers or agents;
•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;
•	in block trades; and
•	to investors directly in negotiated sales or in competitively bid transactions.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing shareholders or other security holders. In some cases, we or dealers acting with us or on our behalf also may purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Any underwriter, agent or dealer involved in the offer and sale of any series of the securities will be named in the prospectus supplement.

We may distribute the securities from time to time in one or more transactions:

•	at fixed prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Each prospectus supplement will set forth the manner and terms of an offering of securities, including:

•	whether that offering is being made to underwriters or through agents or directly;

•	the rules and procedures for any auction or bidding process, if used;

•	the securities’ purchase price or initial public offering price; and

•	the proceeds we anticipate from the sale of the securities.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We also may loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

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In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker or dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Sales through Underwriters

If we use underwriters in the sale of some or all of the securities covered by this prospectus, the underwriters will acquire the securities for their own account. The underwriters may resell the securities, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to conditions. Unless indicated otherwise in a prospectus supplement, the underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased.

Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

Sales through Agents

Unless otherwise indicated in the applicable prospectus supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable prospectus supplement.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket.

If so indicated in the applicable prospectus supplement, we will authorize agents, underwriters or dealers to solicit offers by specified institutions to purchase securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. These contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth the commissions payable for the solicitation of the contracts.

Direct Sales

We may sell offered securities directly as principal for our own account, without involving any underwriters or agents.

Rights Offerings

If we offer securities in a subscription rights offering to our existing shareholders or other security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Sales through the Internet

From time to time, we may offer securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may use the Internet or another electronic bidding or ordering system for the pricing and allocation of the securities. Such a system may allow bidders to participate directly, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and may directly affect the price or other terms at which such securities are sold.

Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, pro-rated or rejected. Other pricing methods also may be used. Upon completion of such an auction process, securities will be allocated based on prices bid, terms of bid or other factors.

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The final offering price at which securities would be sold and the allocation of securities among bidders would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of the Internet auction or pricing and allocation systems are likely to be developed in the future, and we may use such systems in connection with the sale of securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

If an offering is made using such a bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of the offering procedures.

General Information

Broker-dealers, agents or underwriters may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of securities for which such broker-dealers, agents or underwriters may act as agents or to which they may sell as principal, or both. The compensation to a particular broker-dealer might be in excess of customary commissions.

Underwriters, dealers and agents that participate in any distribution of the offered securities may be deemed “underwriters” within the meaning of the Securities Act, so any discounts or commissions they receive in connection with the distribution might be deemed to be underwriting compensation. Those underwriters and agents may be entitled, under their agreements with us, to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution by us to payments that they may be required to make in respect of those civil liabilities. Various of those underwriters or agents may be customers of, engage in transactions with, or perform services for, us or our affiliates in the ordinary course of business. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, if we enter into any material arrangement with a broker, dealer, agent or underwriter for the sale of securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. The prospectus supplement will disclose:

•	the name of any participating broker, dealer, agent or underwriter;
•	the number and type of securities involved;
•	the price at which such securities were sold;

•	any securities exchanges on which such securities may be listed;
•	the commissions paid or discounts or concessions allowed to any such broker, dealer, agent or underwriter where applicable; and
•	other facts material to the transaction.

To facilitate the offering of securities under this prospectus or an applicable prospectus supplement, some persons participating in the offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities during and after the offering of the securities. Specifically, if the applicable prospectus supplement permits, the underwriters of the securities may over-allot or otherwise create a short position in the securities for their own account by selling more of the securities than we have sold to them and may elect to cover any such short position by purchasing the securities in the open market.

In addition, the underwriters may stabilize or maintain the price of the securities by bidding for or purchasing the securities in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid also may affect the price of securities to the extent that it discourages resales of the securities. We make no representation as to the magnitude or effect of any such stabilization or other transactions. Such transactions, if commenced, may be discontinued at any time.

To comply with the securities laws of some states and other jurisdictions, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states and other jurisdictions, the securities may not be sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from the registration or qualification requirement is available and is complied with.

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Rule 15c6-1 under the Exchange Act generally requires that trades in the secondary market settle in two business days, unless the parties to any such trade expressly agree otherwise. Your prospectus supplement may provide that the original issue date for your securities may be more than two scheduled business days after the trade date for your securities. Accordingly, in such a case, if you wish to trade securities on any date before the second business day before the original issue date for your securities, you will be required, by virtue of the fact that your securities initially are expected to settle in more than two scheduled business days after the trade date for your securities, to make alternative settlement arrangements to prevent a failed settlement.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us or one or more of the agents or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent to dealer, prospective investors may be allowed to place orders online.

Other than this prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format, the information on our web site or the web site of any agent or dealer and any information contained in any other web site maintained by any agent or dealer:

•	is not part of this prospectus, the applicable prospectus supplement and any applicable pricing supplement or the registration statement of which they form a part;
•	has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the web site maintained by such entity; and
•	should not be relied upon by investors.

There can be no assurance that we will sell all or any of the securities offered by this prospectus.

This prospectus also may be used in connection with any issuance of shares of common stock or preferred stock upon exercise of a warrant if such an issuance is not exempt from the registration requirements of the Securities Act.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus will be passed upon for us by Polsinelli PC, Washington, DC. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Humanigen, Inc. as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019 have been audited by HORNE LLP, an independent registered public accounting firm, as stated in their report thereon, incorporated herein by reference in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

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